UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

Hemispherx Biopharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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August 22, 2012

Dear Stockholder:

You are cordially invited to attend Hemispherx Biopharma, Inc.’s Annual Meeting of Stockholders at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103, on Tuesday, September 18, 2012, at 10:00 a.m. (local time).

Included with this letter is a Notice of the 2012 Annual Meeting of Stockholders and the proxy statement. Please review this material for information about the nominees named in the proxy statement for election as Directors and the Company’s appointed independent registered public accounting firm. In addition, the Company is requesting authority to allocate 75 million of the 150 million previously approved and authorized, but restricted shares of common stock for fundraising purposes. The Board believes it is appropriate to have further financial flexibility in light of the FDA's recent decision to accept, for review, a complete response submission by Hemispherx in support of the Ampligen® New Drug Application without the additional confirmatory Phase III study called for in the Agency’s November 25, 2009 Complete Response Letter. With regard to Alferon N Injection®, once manufacturing resumes in our expanded facility, we believe that various investment opportunities to possibly pursue other disease areas or geographic regions will present themselves. Over the near term, Hemispherx is incurring costs to upgrade the Alferon N Injection® manufacturing facility and to prepare for the pre-approval inspections of the Ampligen® facility. Having more common stock available for fundraising purposes would allow us to:

•	Get our manufacturing facility into FDA compliance and up and running with regard to Ampligen® and Alferon N Injection®;
•	Support any additional costs necessary to gain FDA approval for Ampligen®;
•	Provide additional working capital and money for capital expenditures, to procure raw materials, supplies, labor and other items for our New Brunswick manufacturing facility;
•	Repay borrowings made in connection with our New Brunswick manufacturing facility enhancement project; and/or
•	Potentially establish our own sales and marketing capability and expand our manufacturing capacity.

Any or all of these potential uses of proceeds would be incorporated into a final plan that would be approved by the Board of Directors. In addition, details regarding executive officer and Director compensation, corporate governance matters, and the business to be conducted at the annual meeting are also described in the enclosed materials.

Whether or not you plan to attend the annual meeting, please cast your vote, at your earliest convenience, as instructed in the Notice of Internet Availability of Proxy Materials or in the proxy card. Your vote is very important. Your vote before the annual meeting will ensure representation of your common shares at the annual meeting even if you are unable to attend. We look forward to sharing more information with you about Hemispherx Biopharma and the value of your investment at the annual meeting.

Sincerely,
/s/ William A. Carter
William A. Carter
Chief Executive Officer and Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 18, 2012

This proxy statement and our 2011 Annual Report on Form 10-K and our June 30, 2012 Quarterly Report

on Form 10-Q 2012 are available at http://hemispherx.net/content/investor/annualmeeting.asp.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 18, 2012

Date:	Tuesday, September 18, 2012.

Time:	10:00 a.m., Eastern Time.

Place:	Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103.

Purposes:

1.	To elect five members to the Board of Directors of Hemispherx to serve until their respective successors are elected and qualified;
2.	To ratify the selection by Hemispherx’s Audit Committee of McGladrey LLP (formerly known as McGladrey & Pullen, LLP), independent registered public accountants, to audit the financial statements of Hemispherx for the year ending December 31, 2012;
3.	To approve, by non-binding vote, executive compensation;
4.	To permit the Board of Directors to allocate and utilize up to 75,000,000 shares of common stock for fundraising purposes to enhance financial flexibility; and
5.	To transact such other matters as may properly come before the meeting or any adjournment thereof.

Who Can Vote:	Stockholders of record at the close of business on July 19, 2012.

How Can You Vote:	You may cast your vote via mail, telephone or the Internet. You may also vote in person at the annual meeting.

Who May Attend:	All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors

\s\ Thomas K. Equels
Thomas K. Equels
Secretary and Executive Vice Chairman of the Board

Philadelphia, Pennsylvania

August 22, 2012

YOUR VOTE IS IMPORTANT We urge you to promptly vote your shares by completing, signing, dating and returning your proxy card in the enclosed envelope, or voting by Internet or telephone.

PROXY STATEMENT

HEMISPHERX BIOPHARMA, INC.

1617 JFK Boulevard

Philadelphia, Pennsylvania 19103

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Hemispherx Biopharma, Inc. (“Hemispherx”, “we” or “us”) to be held on Tuesday, September 18, 2012, and at any adjournments. The accompanying proxy is solicited by the Board of Directors of Hemispherx and is revocable by the stockholder by notifying Hemispherx’s Corporate Secretary at any time before it is voted, or by voting in person at the annual meeting. This proxy statement and the accompanying proxy are being distributed to stockholders beginning on or about August 27, 2012. The principal executive offices of Hemispherx are located at 1617 JFK Boulevard, Suite 660, Philadelphia, Pennsylvania 19103, telephone (215) 988-0080.

Important Notice Regarding the Availability of Proxy Materials for

the 2012 Annual Meeting of Stockholders To Be Held on September 18, 2012

This proxy statement, our 2011 Annual Report on Form 10-K and our June 30, 2012 Quarterly Report on Form 10-Q are available electronically at http://hemispherx.net/content/investor/annualmeeting.asp.

Rules adopted by the Securities and Exchange Commission (“SEC”) allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to stockholders. However, in the future we may take advantage of the Internet distribution option. If, in the future, we choose to send such notices, they would contain instructions on how stockholders can access our notice of annual meeting and proxy statement via the Internet. It would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

PROXY SOLICITATION AND COSTS

Hemispherx has borne the cost of preparing, assembling and mailing this proxy solicitation material along with related communication with stockholders. The total cost estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of stockholders is approximately $80,000. Hemispherx may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of Hemispherx’s Directors, Officers and employees, without additional compensation, personally, by telephone or by facsimile. We have hired the firm of Morrow & Company LLC to assist in the solicitation of proxies on behalf of the Board of Directors. Morrow & Company LLC has agreed to perform this service for a proposed fee of $9,000 plus out-of-pocket expenses.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You received these proxy materials because you are a Stockholder of the Company. The Board is providing these proxy materials to you in connection with the Company’s annual meeting to be held on September 18, 2012. As a Stockholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all Stockholders to attend the annual meeting and vote in person, the Board is seeking your proxy to vote on these matters.

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What is a proxy?

A proxy is your legal designation of another person (“proxy”) to vote the common shares you own at the annual meeting. By completing and returning the proxy card(s), which identifies the individuals or trustees authorized to act as your proxy, you are giving each of those individuals authority to vote your common shares as you have instructed. By voting via proxy, each Stockholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “street name”), you will receive your proxy card and other voting information from your broker, bank, trust, or other nominee. It is important that you complete, sign, date, and return each proxy card you receive, or vote using the telephone, or by using the Internet as described in the instructions included with your proxy card(s).

Do I have to attend the meeting to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail.

In the United States if you are not in possession of your voting proxy or instruction form, please contact your bank or broker for assistance in obtaining a duplicate control number and then go to www.cstproxyvote.com to vote your shares.

Do Europeans holding Company Common Stock have to vote a different way?

Yes. Europeans must contact their custodian bank or broker directly as European banks and brokerage houses do not necessarily forward the Proxy materials to stockholders. As we are a Delaware corporation, there is no need for your bank or brokerage house to block your shares. Banks and brokerage houses simply need to certify the number of shares owned by their clients on July 19, 2012, the record date, and cast votes on your behalf by September 17, 2012 (7 pm US EDT).

The proxy materials are available at: http://hemispherx.net/content/investor/annualmeeting.asp.

What is the record date and what does it mean?

The Board established July 19, 2012 as the record date for the annual meeting of Stockholders to be held on September 18, 2012. Stockholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

What is the difference between a “registered Stockholder” and a “street name Stockholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with Continental Stock Transfer & Trust Company (“CST”), the Company’s transfer agent, you are a “registered Stockholder”. If your common shares are held in the name of a brokerage, bank, trust, or other nominee as a custodian, you are a “street name Stockholder”.

How many common shares are entitled to vote at the annual meeting?

As of the record date, there were 136,221,041 shares of common stock, par value $.001 per share outstanding and entitled to vote at the annual meeting. Each share is entitled to one vote on all matters.

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How many votes must be present to hold the annual meeting?

For the 2012 Annual Meeting, one-third of the Company’s outstanding common shares as of the July 19, 2012 record date must be present in person or by proxy in order for the Company to hold the annual meeting. This one-third of the Company’s outstanding common shares is referred to as a quorum. The required quorum for the transaction of business at the annual meeting normally is a majority of the shares of common stock entitled to vote at the annual meeting, in person or by proxy. However, with approximately 40% of our shares being held by persons or organizations in Europe, we historically have had difficulty obtaining such a quorum. The Board has amended our By-Laws to reduce the quorum, solely for purposes of the 2012 Annual Meeting from a majority to 33 1/3% in voting power of the outstanding shares of stock entitled to vote.

For purposes of determining whether a quorum is present, each common share is deemed to entitle the holder to one vote per share. Properly signed proxies that are marked “abstain” are known as “abstentions.” Common shares that are held in street name and not voted on one or more of the items before the annual meeting, but are otherwise voted on at least one item, are known as “broker non-votes”. Proposal No. 2 is the only routine matter that may be voted on by brokers on this year’s ballot.

Both abstentions and broker non-votes are counted as shares present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares entitled to be voted with respect to the matter on which the broker has expressly not voted.

Who will count the votes?

An attorney from the office of Silverman Sclar Shin & Byrne PLLC, our securities counsel, or its designee, will determine if a quorum is present and will tabulate the votes and serve as the Company’s inspector of election at the annual meeting.

What vote is required to approve each proposal?

Each share of common stock is entitled to one vote on all matters. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will not be counted as votes cast “for” or “against” a candidate and will have no effect with regard to the election of Directors in Proposal 1. However, because Proposals No. 2, 3 and 4 are based on the affirmative vote of at least a majority of the shares represented and voting at the annual meeting at which a quorum is present, abstentions will have the same effect as votes against such proposals.

The five nominees in Proposal No. 1 receiving the highest number of votes cast by the holders of common stock represented and voting at the meeting will be elected as Hemispherx’s Directors and constitute the entire Board of Directors of Hemispherx.

The affirmative vote of at least a majority of the shares represented and voting at the annual meeting at which a quorum is present is necessary for approval of Proposals No. 2, 3 and 4.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our Compensation Committee will review the results of the votes and consider this sentiment when determining future executive compensation.

Where will I be able to find voting results of the annual meeting?

The Company intends to announce preliminary voting results at the annual meeting and will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

How do I vote my common shares?

If you are a Stockholder as of the record date, you can vote your shares in one of the following manners:

•	by completing, signing, dating, and returning the enclosed proxy card(s); or

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•	by telephone or internet by following the instructions shown on the enclosed proxy card or voting form.

Registered Stockholders may vote in person by attending the annual meeting. If you are a street name Stockholder and you wish to vote at the annual meeting, you may do so by obtaining a “legal proxy” from your Broker. Accordingly, you would need to bring this legal proxy to the meeting in order to vote in person at the meeting.

Please refer to the specific instructions set forth on the proxy materials you received.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, if you are a registered Stockholder, you can change your vote in any one of the following ways:

•	sending a written notice to the Corporate Secretary of the Company that is received prior to the annual meeting and stating that you revoke your proxy;

•	signing and dating a new proxy card(s) and submitting the proxy card(s) to the Company’s Corporate Secretary or CST so that it is received prior to the annual meeting;

•	voting by telephone or by using the Internet prior to the annual meeting in accordance with the instructions provided with the proxy card(s); or

•	attending the annual meeting and voting in person.

•	Your mere presence at the annual meeting will not revoke your proxy. You must take affirmative action at the annual meeting in order to revoke your proxy.

If you are a street name Stockholder, you must contact your broker, bank, trust, or other nominee in order to revoke your proxy. If you wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy”. You must bring this legal proxy obtained from your broker, bank, trust, or other nominee to the annual meeting in order to vote in person.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted as the Board recommends for each of the proposals.

What if my common shares are held in “street name” by my broker?

You should instruct your broker how you would like to vote your shares by using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker has not received voting instructions from its customers, the broker cannot vote the shares on the matter and a “broker non-vote” occurs. Proposal No. 2 is the only routine matter to be voted on by the Stockholders on this year’s ballot. Proposals No. 1, 3 and 4 are not considered routine matters under the NYSE rules. This means that brokers may not vote your common shares on such proposals if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted. If you hold your common shares in your broker’s name and wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the annual meeting in order to vote in person.

What are the Board’s recommendations on how I should vote my common shares?

The Board recommends that you vote your common shares as follows:

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•	FOR the election of each of the five Director nominees (see Proposal 1);
•	FOR the ratification of McGladrey LLC as our independent registered public accounting firm for fiscal 2012 (see Proposal 2);
•	FOR the advisory resolution approving the compensation of our Named Executive Officers as described in this Proxy Statement (see Proposal 3);
•	FOR permitting the Board of Directors to allocate and utilize up to 75,000,000 shares of common stock for fundraising purposes to enhance financial flexibility, including pursuing opportunities for Ampligen® and Alferon® as well as working capital to procure raw materials, supplies, labor and other items for our New Brunswick manufacturing facility (see Proposal 4).

Does the Company have cumulative voting?

No.

Who may attend the annual meeting?

All Stockholders are eligible to attend the annual meeting. However, only those Stockholders of record at the close of business on July 19, 2012 are entitled to vote at the annual meeting.

Do I need an admission ticket to attend the annual meeting?

Admission tickets are not required to attend the annual meeting. If you are a registered Stockholder, properly mark your proxy to indicate that you will be attending the annual meeting. If you hold your common shares through a nominee or you are a street name Stockholder, you are required to bring evidence of share ownership to the annual meeting (e.g., account statement, broker verification).

Who can answer my questions?

If you have any questions regarding any of the proposals or how to vote your shares, or if you need additional copies of the proxy materials please contact:

•	Dianne Will, Investor Relations for Hemispherx, collect at 518-398-6222 or via email at ir@hemispherx.net; or
•	Morrow & Co., LLC, Hemispherx’s proxy solicitor for the annual meeting, in the U.S. toll free at (800) 662-5200 or European voters can call London +44-207-222-4645.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2013 Annual Meeting of Stockholders must be received by the Company’s Secretary, at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103 no later than April 30, 2013 with an anticipated meeting date in September 2013.

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Pursuant to the Company’s Restated and Amended Bylaws, all stockholder proposals may be brought before an annual meeting of stockholders only upon timely notice thereof, in writing, to the Secretary of the Company. To be timely, a stockholder’s notice, for all stockholder proposals other than the nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. To be timely, a stockholder’s notice, with respect to a stockholder proposal for nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Provided, however, in the event that the stockholder proposal relates to the nomination of candidates for director and the number of Directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. All stockholder proposals must contain all of the information required under the Company’s Bylaws, a copy of which is available upon written request, at no charge, from the Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INFORMATION CONCERNING BOARD MEETINGS

The Board of Directors is responsible for the management and direction of Hemispherx and for establishing broad corporate policies. A primary responsibility of the Board is to provide effective governance over the Company’s affairs for the benefit of its stockholders. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior Executives and its outside advisors and auditors.

The Board of Directors and various committees of the Board meet periodically throughout the year to receive and discuss operating and financial reports presented by the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) as well as reports by other members of Senior Management, experts and other advisors. Members of the Board are expected to attend Board meetings in person, unless the meeting is held by teleconference. The Board held four meetings in 2011 and executed twenty unanimous consents. All Directors attended these meetings.

In 2011, the non-employee (independent) members of the Board of Directors met one time in executive session with no employee Directors or management personnel present. Dr. William Mitchell is the Director who presided over the meeting. Interested persons who wish to contact the Lead Director or other non-employee Directors can do so by sending written comments through the Office of the Secretary of the Company at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103. The Office will either forward the original materials as addressed, or provide Directors with summaries of the correspondence, with the originals available for review at the Directors’ request.

INFORMATION CONCERNING COMMITTEES OF THE BOARD

The Board of Directors maintains the following committees:

Executive Committee

The Executive Committee is composed of Dr. William A. Carter, Chief Executive Officer and Chairman of the Board, Dr. William M. Mitchell, Director, and Thomas K. Equels, Executive Vice Chairman of the Board, Secretary and General Counsel. The Executive Committee had four informal meetings in 2011. All Committee members attended these meetings. The Committee assists the Board by making recommendations to management regarding general business matters of Hemispherx.

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Compensation Committee

In 2011, the Compensation Committee had four meetings and all members were present. The Compensation Committee is composed of Dr. Iraj E. Kiani, Director and Committee Chair, Dr. William M. Mitchell, Director, and Richard C. Piani, Director. For detailed information on the Compensation Committee and its responsibilities, please see “Compensation Discussion and Analysis” in “COMPENSATION OF EXECUTIVE OFFICERS” below. The Compensation Committee consists of the three directors, each of whom is “independent” under applicable NYSE MKT (formerly, the AMEX) rules. The full text of the Compensation Committee Charter, as approved by the Corporate Governance and Nomination Committee, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

Corporate Governance and Nomination Committee

In 2011, the Corporate Governance and Nomination Committee had four meetings and all members were present. The Corporate Governance and Nomination Committee consists of Dr. William M. Mitchell, Director and Committee Chair, Richard C. Piani, Director, and Dr. Iraj E. Kiani, Director. All of the members of the Committee meet the independence standards contained within the NYSE MKT Company Guide and the Hemispherx Corporate Governance Guidelines. The full text of the Corporate Governance and Nomination Committee Charter as well as the Corporate Governance Guidelines, are available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

As discussed below, the Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders or to be appointed by the Board of Directors to fill vacancies consistent with the criteria approved by the Board. It also is responsible for periodically assessing Hemispherx’s Corporate Governance Guidelines and making recommendations to the Board for amendments, recommending to the Board the compensation of Directors, taking a leadership role in shaping corporate governance, and overseeing an annual evaluation of the Board.

The Corporate Governance and Nomination Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in Hemispherx’s Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by stockholders. In recommending Board candidates, the Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a publicly traded company in the current business environment, (2) understanding of Hemispherx’s business, and (3) diversity in educational and professional background. The Committee also gives consideration to a candidate’s judgment, competence, dedication and anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Stockholders who wish to suggest qualified candidates should write to the Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JKF Blvd., Suite 660, Philadelphia, PA 19103, stating in detail the qualifications of such persons for consideration by the Committee.

The Company aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s business. Hemispherx’s Corporate Governance Guidelines embody many of our policies and procedures which are the foundation of our commitment to best practices. The guidelines are reviewed annually, and revised if deemed necessary, to continue to reflect best practices.

Disclosure Controls Committee

In August 2011, our Board formed the Disclosure Controls Committee (“DCC”). The DCC reports to the Audit Committee and is responsible for procedures and guidelines on managing disclosure information. The full text of the DCC’s Charter, as approved by the Audit Committee, as well as the Corporate Governance and Nomination Committee Charter, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm. In accordance with its Charter, in December 2011, the DCC provided the Audit Committee with a year-end process review, presented the results of its activities and made recommendations to improve functionality.

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The purpose of the DCC is to make certain that information required to be publicly disclosed is properly accumulated, recorded, summarized and communicated to the Board, Management and the public. This process is intended to allow for timely decisions regarding communications and disclosures and to help ensure that we comply with related SEC rules and regulations. Robert Dickey, IV, one of our Senior Vice Presidents, is the DCC’s Investor Relations Coordinator and Chairperson. The other members of the DCC are Thomas K. Equels, our General Counsel, Charles Bernhardt, our Chief Financial Officer, William A. Carter, our Chief Scientific Officer, William Mitchell, one of our Independent Directors. Nancy McGrory is the DCC’s Deputy Investor Relations Coordinator. Since its inception in August 2011, the DCC met five times in 2011 in face-to-face and teleconference meetings. During 2011, the Committee reviewed 17 separate disclosure items on which each was voted upon by a quorum of two-third DCC members. For 2011, all DCC members voted for at least 75% of the communications reviewed.

Audit Committee and Audit Committee Expert

The Audit Committee of our Board of Directors consists of Richard Piani, Committee Chairman, William Mitchell, M.D. and Iraj E. Kiani, N.D., Ph.D. Mr. Piani, Dr. Mitchell, and Dr. Kiani are all determined by the Board of Directors to be independent directors as required under Section 121B(2)(a) of the NYSE MKT Company Guide. We do not have a financial expert as defined in the SEC rules on the committee in the true sense of the description because we believe that Richard Piani, an existing director, has sufficient experience. Mr. Piani has 40 years of experience in business and has served in senior level and leadership positions for international businesses. His working experience includes reviewing and analyzing financial statements and dealing with financial institutions. We believe Mr. Piani, Dr. Mitchell, and Dr. Kiani to be independent of Management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The principal functions of the Audit Committee are to (i) assist the Board in fulfilling its oversight responsibility relating to the annual independent audit of our consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (ii) prepare the reports or statements as may be required by NYSE MKT or the securities laws; (iii) assist the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and financial reporting process and our system of internal accounting and financial controls; (iv) discuss the financial statements and reports with Management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with Management; (v) oversight of the functionality related to the newly formed Disclosure Control Committee; and (vi) review disclosures by our independent registered public accounting firm concerning relationships with us and the performance of our independent accountants.

In September 2011, the Audit Committee engaged the services of a consultant, to utilize as it sees fit, who meets the SEC criteria of a Financial Expert to enhance the current structure and expertise of the Committee. After an extensive search, the Audit Committee selected Stewart L. Appelrouth, a Florida and North Carolina licensed Certified Public Accountant to directly support the efforts of the Audit Committee. Mr. Appelrouth is a Certified Valuation Analyst, Accredited in Business Valuation and a Diplomate of the American Board of Forensic Accounting. Mr. Appelrouth has a Masters Degree in Finance from Florida International University and an undergraduate degree in Business Administration from Florida State University. He is one of the founding partners of Appelrouth Farah & Co., which serves Southern Florida as a full service accounting and international business advisory firm specializing in auditing, domestic and international taxation, litigation support, forensic accounting, fraud examination and business valuation. The Firm is affiliated with MGI, a worldwide association of independent auditing and accounting firms.

Audit Committee Report

The primary responsibility of the Audit Committee (the “Committee”) is to assist the Board of Directors in discharging its oversight responsibilities with respect to financial matters and compliance with laws and regulations. The primary methods used by the Committee to fulfill its responsibility with respect to financial matters are:

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•	To appoint, evaluate, and as the Committee may deem appropriate, terminate and replace the Company’s independent registered public accountants;
•	To monitor the independence of the Company’s independent registered public accountants;
•	To determine the compensation of the Company’s independent registered public accountants;
•	To pre-approve any audit services, and any non-audit services permitted under applicable law, to be performed by the Company’s independent registered public accountants;
•	To review the Company’s risk exposures, the adequacy of related controls and policies with respect to risk assessment and risk management;
•	To monitor the integrity of the Company’s financial reporting processes and systems of control regarding finance, accounting, legal compliance and information systems;
•	To facilitate and maintain an open avenue of communication among the Board of Directors, Management and the Company’s independent registered public accountants; and
•	Oversight of the DCC to monitor their successful implementation of that Committee’s Charter, policies and procedures.

The Audit Committee is composed of three Directors, and the Board has determined that each of those Directors is independent as that term is defined in Sections 121(B)(2)(a) of the NYSE MKT Company Guide. The Committee met four times in 2011 and participated in four teleconferences. Each of the Audit Committee members were present in person or by teleconference for all meetings. The full text of the Audit Committee Charter, as approved by the Corporate Governance and Nomination Committee, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

In discharging its responsibilities relating to internal controls, accounting and financial reporting policies and auditing practices, the Committee discussed with the Company’s independent registered public accountants, McGladrey LLP (“McGladrey” and formerly known as McGladrey & Pullen, LLP), the overall scope and process for its audit. The Committee regularly meets with McGladrey, with and without Management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of the Company’s financial reporting.

The Committee also undertook all required discussions with McGladrey during the 2011 fiscal year such matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. The Committee received from McGladrey the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey’s communications with the Audit Committee concerning independence and discussed with McGladrey the independence of their firm.

The Committee has met and held discussions with Management. The Committee has reviewed and discussed with Management Hemispherx’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2011, as well as the internal control requirements of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report for the year ended December 31, 2011.

This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.

Richard C. Piani, Chairman

Dr. William M. Mitchell

Dr. Iraj E. Kiani

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Strategic Planning Committee

The Strategic Planning Committee is composed of Dr. William A. Carter, Dr. William M. Mitchell, and Thomas K. Equels. The Committee met informally four times in 2011 and all committee members were in attendance. The Strategic Planning Committee makes recommendations to the Board of Directors of priorities in the application of Hemispherx’s financial assets and human resources in the fields of research, marketing and manufacturing.

Board Leadership Structure and Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on a periodic basis. The Board determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of our Company and other relevant factors. As further discussed below, after considering these factors, the Board determined that continuing to combine the positions of Chairman of the Board and CEO is the appropriate leadership structure at this time.

The Board currently combines the role of Chairman of the Board with the role of CEO, coupled with a Lead Independent Director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for our Company and leverages Dr. Carter’s long tenure with us with his bio-pharmaceutical knowledge. The Board believes that combining the Chairman and CEO roles fosters clear accountability, effective decision-making and consistency in strategy.

Lead Independent Director. To mitigate the consolidation of these two leadership positions in one individual, the Board has established a strong, independent, clearly-defined Lead Independent Director role. Richard C. Piani is the Lead Independent Director. Mr. Piani has been a Director of the Company since 1995.

The Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and serves as liaison between the Chairman and the Independent Directors; is involved in establishing the agendas for meetings of the Board of Directors, including the nature of information presented at such meetings; and has the authority to call meetings of the Independent Directors. In August 2011, the role of the Lead Independent Director was enhanced to include the following duties:

1.	determining the appropriate schedule of Board meetings after consultation with the CEO, Chairman of the Board and other Board members, as necessary;
2.	consulting with the CEO, Chairman of the Board and other Board members on the agenda for the Board along with oversee the preparation of the agenda;
3.	assessing the quality, quantity and timeliness of the flow of information from the Company’s Management to the Independent Directors to ensure that it is sufficient for the Independent Directors to satisfy their duties;
4.	directing Management to include in the materials prepared for the Board any materials that the Lead Independent Director deems important;
5.	coordinating with the Chairman of the Corporate Governance and Nomination Committee to oversee compliance with and implementation of the Company’s corporate governance policies;
6.	coordinating, approving the agenda for, and moderating executive sessions of the Board’s Independent Directors, and acting as principal liaison between the Independent Directors and the Chairman of the Board and/or CEO on sensitive issues; and
7.	assisting the Chairman of the Compensation Committee in his evaluation of the CEO’s performance.

In addition and on an as needed basis, the Board of Directors holds executive sessions of the Independent Directors to assure effective independent oversight. In 2011, the three Independent Directors met in sessions related to the Audit, Compensation and Corporate Governance and Nomination Committees.

The Board is also responsible for oversight of our risk management practices while Management is responsible for the day-to-day risk management processes. Our Executive Management team evaluates enterprise risks and shares their assessment of such risks with the Audit Committee or the full Board for oversight. In addition, financial risks and our internal control environment are overseen by the Audit Committee and the Compensation Committee considers how risks taken by Management could impact the value of executive compensation.

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Code Of Ethics and Business Conduct

Hemispherx’s Board of Directors adopted a Code Of Ethics and Business Conduct for Officers (“Code”), Directors and employees that went into effect on May 19, 2003 and was amended on October 15, 2009. This Code has been presented and reviewed by each Officer, Director, employee, agent and key consultant. You may obtain a copy of this Code by visiting our web site at http://www.hemispherx.net/content/investor/corp_governance.htm or by written request to our Office Administrator at 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103. Our Board of Directors is required to approve any waivers of the Code for Directors or executive Officers and we are required to disclose any such waiver in a Current Report on Form 8-K within four business days.

Stock Ownership Guidelines

In April 2005, the Board of Directors adopted a set of stock ownership guidelines for Directors and Officers. The Board believes that Directors and Officers more effectively represent the interest of Hemispherx’s stockholders if they are stockholders themselves. At this time, all of our Directors and Officers are stockholders and this guideline was adopted to assure that the present Directors and Officers continue to participate as well as future Directors and Officers. The full text of the Stock Ownership Guidelines, as approved by the Board, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

Communication with the Board of Directors

Interested parties wishing to contact the Board of Directors of the Company may do so by writing to the following address: Board of Directors, c/o Thomas K. Equels, Corporate Secretary, 2601 S. Bayshore Dr., Suite #600, Miami, FL 33133. All letters received will be categorized and processed by the Corporate Counsel or Secretary, and then forwarded to the Company’s Board of Directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend the Annual Meeting absent unusual circumstances, although we have no formal policy on the matter. The only Directors who attended the 2011 Annual Meeting were Dr. Carter and Mr. Equels.

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INFORMATION CONCERNING EXECUTIVE OFFICERS

The following sets forth biographical information about Hemispherx’s executive Officers and key personnel:

Name	Age	Position

William A. Carter, M.D.	74	Chairman of the Board, Chief Executive Officer, President and Chief Science Officer

Thomas K. Equels	60	Executive Vice Chairman of the Board, Secretary and General Counsel

Charles T. Bernhardt, CPA	51	Chief Financial Officer and Chief Accounting Officer

David R. Strayer, M.D.	66	Medical Director, Regulatory Affairs

Robert Dickey IV	56	Senior Vice President

Wayne Springate	41	Senior Vice President of Operations

Ralph C. Cavalli, Ph.D.	54	Vice President of Quality Control

For biographical information about William A. Carter, M.D and Thomas K. Equels, please see the discussion under the heading “Proposal No. 1 Election of Directors”.

CHARLES T. BERNHARDT is a Certified Public Accountant who has served as our Chief Financial Officer and Chief Accounting Officer since January 1, 2009. He attained an undergraduate in Accountancy from Villanova University and received a Masters Degree in Business Administration from West Chester University of Pennsylvania. Mr. Bernhardt was formerly the Director of Accounting for Healthcare Division of Thomson Reuters, where he was responsible for their accounting operations including the Physicians’ Desk Reference business and shared financial services for the Healthcare and Scientific Divisions from 2006 to 2008. He was also the Regional Controller for Comcast Cable during 1999 to 2002, Director of Finance for TelAmerica Media from 2003 to 2006 and, earlier in his career, a member of the Internal Audit management teams of ICI Americas/Zeneca (currently AstraZeneca Pharmaceuticals) and American Stores Corporation. In 1986, he became a C.P.A. licensed in Pennsylvania and New Jersey while with public accounting’s “Big Four” firm of KPMG.

DAVID R. STRAYER, M.D. has acted as our Medical Director since 1986. He has served as Professor of Medicine at the Medical College of Pennsylvania and Hahnemann University from 1987 to 1998. Dr. Strayer is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. He has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

ROBERT DICKEY IV has served as Senior Vice President since June 2009. He has approximately 15 years of experience in biotech management as a CFO, COO and CEO following a career as an investment banker. His experience spans startups to revenue stage companies involved in cancer and CNS drug development, transplantation and computational drug design. Mr. Dickey has specific expertise in fund raising, business development, project management, restructuring and international operations. Previously he spent 18 years as an investment banker, 14 of those at Lehman Brothers, with his background evenly split between M&A and capital markets transactions across a variety of industries. He has an undergraduate degree from Princeton University and an MBA from The Wharton School, University of Pennsylvania.

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WAYNE S. SPRINGATE is Senior Vice President of Operations and joined Hemispherx in 2002 as Vice President of Business Development. Mr. Springate came on board when Hemispherx acquired Alferon N Injection® and its New Brunswick, NJ manufacturing facility. He led the consolidation of our Rockville facility to our New Brunswick location as well as coordinated the relocation of manufacturing polymers from South Africa to our production facility in New Brunswick. He was also responsible for preparing and having a successful Preapproval Inspection by the FDA for our New Brunswick manufacturing plant in connection with the filing of our Ampligen® NDA. Currently he is managing a capital improvement budget to enhance our Alferon® facility in accordance with current Good Manufacturing Practice (“cGMP”). Previously, Mr. Springate served as President for World Fashion Concepts in New York and oversaw operations at several locations throughout the United States and overseas. Mr. Springate assists the CEO in details of operations on a daily basis and is involved in all aspects of manufacturing, warehouse management, distribution and logistics.

RALPH CHRISTOPHER CAVALLI, Ph.D. was named Vice President of Quality Control effective April 15, 2010. Dr. Cavalli most recently served as Director of Quality Control at the Company’s New Brunswick, NJ manufacturing facility. He is currently responsible for manufacturing Alferon® Purified Drug Concentrate and active pharmaceutical ingredients for Ampligen® along with overseeing our Quality Control (“QC”) Department to continue our Good Laboratory Practices and Good Manufacturing Practices. Prior to joining Hemispherx, Dr. Cavalli served as Senior Director of Manufacturing Operations at Cytogen Corporation from 2006 until 2009, where he was responsible for the manufacture of Cytogen’s three commercial products. From 1999 until 2006, he initially worked at Discovery Laboratories as Associate Director of Analytical Services and then ultimately as Senior Director of Analytical and Technical Services, for which he was responsible for Quality Control and Process Development. Dr Cavalli received a Ph.D. in Chemistry from Temple University in Philadelphia, PA.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable Securities and Exchange Commission (“SEC”) rules, other than compensation related matters and waivers of our code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested Directors. We have adopted procedures in which the Audit Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an annual and case-by-case basis with the approval of this Committee required for all such transactions.

We have employment agreements with certain of our executive Officers and have granted such Officers and Directors options and warrants to purchase our common stock, as discussed below under the heading, “Compensation of Executive Officers and Directors”.

During the quarter ended September 30, 2011, our internal controls identified a misstatement in our prior public disclosures, including within the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS of our Annual Report on Form 10-K for the year ended December 31, 2010. A Related Party transaction was accurately reported that we paid Retreat House, LLC $123,200 in 2010 for the use of the property at various times for off-site meetings and lodging. It was determined in September 2011 that the property was owned individually by Dr. William A. Carter, our Chief Executive Officer, through April 28, 2010, at which time it was transferred to Retreat House, LLC, a Virginia limited liability company that is owned by three of the children of William A. Carter and a Senior Primary Revocable Trust in which William A. Carter is the Trustee. Dr. Carter also is the Manager of Retreat House, LLC. It had been previously reported by the Company that Retreat House, LLC was an entity wholly owned by the five children of our CEO, William A. Carter and that Retreat House LLC was owner of the property since 2004; these statements were inaccurate. We paid Retreat House, LLC $137,200 in 2011 for the use of the property at various times for use of the property, off-site meetings and lodging. Upon analysis in the Fall of 2011 by the Audit Committee’s Financial Expert, we were unable to gain assurance that the fees charged for conference and lodging by the Retreat House, LLC were reasonable when compared to commercially available alternatives in the same geographic market. As a result and effective November 15, 2011, Dr. Carter agreed to designate the property owned by Retreat House, LLC as both his home office and as a meeting place for a variety of Company business and social activities at no additional expense to the Company and agreed not to bill, either personally or through Retreat House LLC, or any other entity, for use of the Retreat House. Additionally, Dr. Carter shall be responsible for paying for all secretarial and receptionist services related to his work conducted in Florida and provide said services at no further expense to the Company. In return as reflected in his Amended Employment Contract, Dr. Carter was granted an increase in his base salary compensation and the Company shall supply the equipment necessary for full telephone, telefax, computer and internet access.

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For her part-time services to us as Assistant Medical Director, Katalin Kovari, M.D. was paid $28,000 in 2011. Dr. Kovari is the spouse of Dr. William A. Carter, our CEO.

On September 19, 2011, we engaged Peter Kovari as an independent consultant related to coordinating, programming, analyzing and evaluating clinical for the Company at the rate of $20 per hour. For the year ended 2011, we paid Mr. Kovari $5,760. Mr. Kovari is the nephew of Dr. Katalin Kovari, spouse of Dr. William Carter, our CEO.

In December 2011, the Compensation Committee passed an exception to the Nepotism Policy and approved the full-time hiring of Kyle Carter as a Data Control Clerk at the annual salary of $37,950. Kyle Carter is the son of Dr. William A. Carter, our CEO and ended his employment with the Company effective June 1, 2012.

In June 2012, the Compensation Committee passed an exception to the Nepotism Policy and approved the full-time hiring of William Kramer as a Clinical Research Analyst at the annual salary of $68,284. Mr. Kramer is the son-in-law of Dr. William A. Carter, our CEO.

Thomas Equels was elected to the Board of Directors at the Annual Stockholders Meeting on November 17, 2008 and joined the Company as an Officer effective June 1, 2010. Mr. Equels has provided external legal services to us for several years through May 31, 2010 and his firm continues to support the Company. For 2011, we paid Equels Law Firm approximately $144,000 for services rendered. Upon analysis in the Fall of 2011 by the Audit Committee’s Financial Expert, it was deemed that the hourly rates charged by Equels Law Firm were reasonable when compared to the fee structure of a possible arms-length transaction from comparable firms in practice in the same market and of the similar size.

Richard C. Piani has been a Director since 1995 and our Lead director since April, 2005. For the benefit of our foreign subsidiary, Hemispherx Biopharma Europe N.V./S.A., the Company subleases a 2,000 square foot, fully furnished and equipped office with part-time administrative assistance located at 97 Rue Jean Jaures, Levallois, Perret, France (a suburb of Paris). The landlord for this sub-lease is Synholon Corporation, of which the son of Richard Piani is affiliated. For our convenience and benefit, we pay $3,000 each month to Mr. Piani to reimburse him for his direct rental of this office facility. For 2011, we reimbursed Mr. Piani approximately $48,000 for the rental of this office. Upon analysis in the Fall of 2011 by the Audit Committee’s Financial Expert, it was deemed that the rental fee charged to the Company was reasonable as compared to a possible arms-length transaction with comparable office facilities in the same geographic vicinity for similar commercial space of comparable quality and size in the same market.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our Officers and Directors, and persons who own more than ten percent of a registered class of equity securities, to file reports with the Securities and Exchange Commission reflecting their initial position of ownership on Form 3 and changes in ownership on Form 4 or Form 5. Based solely on a review of the copies of such Forms received by us, we found that, during the fiscal year ended December 31, 2011, certain of our Officers and Directors had not complied with all applicable Section 16(a) filing requirements on a timely basis with regard to transactions occurring in 2011. Specifically, Dr. Carter filed one Forms 4 late concerning his receipt of reissued Options.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This discussion and analysis describes our executive compensation philosophy, process, plans and practices as they relate to our “Named Executive Officers” (“NEO”) listed below and gives the context for understanding and evaluating the more specific compensation information contained in the narratives, tables and related disclosures that follow:

•	Dr. William A. Carter, Chief Executive Officer (“CEO”), President and Chief Scientific Officer (“CSO”);
•	Charles T. Bernhardt, Chief Financial Officer (“CFO”) & Chief Accounting Officer (“CAO”);
•	Thomas K. Equels, General Counsel;
•	Dr. David Strayer, Chief Medical Officer (“CMO”) and Medical Director;
•	Robert Dickey, IV, Senior Vice President (“S.V.P.”);
•	Ralph C. Cavalli, Vice President of Quality Control; and
•	Ronald Ritz, Senior Director of Manufacturing (joining the Company effective February 11, 2011 and separating on February 10, 2012).

Overview of Our Business Environment

Hemispherx is a specialty pharmaceutical company based in Philadelphia, Pennsylvania and engaged in the clinical development of new drug therapies based on natural immune system enhancing technologies for the treatment of viral and immune based chronic disorders. We were founded in the early 1970s doing contract research for the National Institutes of Health. Since that time, we have established a strong foundation of laboratory, pre-clinical and clinical data with respect to the development of natural interferon and nucleic acids to enhance the natural antiviral defense system of the human body and to aid the development of therapeutic products for the treatment of certain chronic diseases.

Our current strategic focus is derived from four applications of our two core pharmaceutical technology platforms Ampligen® and Alferon N Injection®. The commercial focus for Ampligen® includes application as a treatment for Chronic Fatigue Syndrome (“CFS”) and as an influenza preventative vaccine enhancer (adjuvant) and for therapeutic cancer vaccine development. Alferon N Injection® is a FDA approved product for refractory or recurring genital warts. Alferon® LDO (Low Dose Oral) is a formulation currently under development targeting influenza.

Governance of Compensation Committee

The Compensation Committee consists of the following three directors, each of whom is “independent” under applicable NYSE MKT rules: Dr. William Mitchell, M.D., Richard C. Piani, and Dr. Iraj E. Kiani, N.D. The Compensation Committee makes recommendations concerning salaries and compensation for senior management and other highly paid professionals or consultants to Hemispherx. The full text of the Compensation Committee Charter, as approved by the Board, is available on our website: http://www.hemispherx.net/ in the “Investor Relations” tab under “Corporate Governance”. This Committee formally met five times in 2011 and all committee members were in attendance for at least 80% of the meetings. Our General Counsel, Chief Financial Officer and Director of Human Resources support the Compensation Committee in its work.

Results of Stockholder Advisory Vote on Executive Compensation

At the 2010 and 2011 Annual Meetings of Stockholders, Stockholders did not approve the annual, non-binding “say-on-pay” advisory vote on Executive Compensation. Comparable to the vote at the 2010 Annual Meeting, there was very little stockholder voting on this resolution at the 2011 meeting. In 2011, only 20.7% of the outstanding shares voted on this proposal. In addition, 44.1% of the votes cast were in favor of executive compensation, providing a majority of the votes cast, if you exclude abstentions. 37.0% of the votes were cast against while 18.9% of the votes cast expressed no opinion (abstained) regarding executive compensation. With 2010 and 2011 advisory votes taking place approximately seven months apart, it is our understanding that shareholder base has remained consistent with approximately 40% of the shares held in Europe and the majority of our stock held in the United States owned by non-institutional investors.

Our Compensation Committee reviewed its executive compensation policies to take into account the results of the most recent say-on-pay advisory vote. As a result, the Committee:

•	Developed Company-wide goals and objectives with the intent to increase Stockholder value, enhance the “pay for performance” concept, attempt to address the needs of patients and enhance financial factors such as raising capital, reestablishing revenue streams, cost containment and/or improving the results of operations;

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•	Attempted to reinforce a Pay for Performance environment for the Executive Team with emphasis of sharing the economic goals of the Stockholders;
•	Reviewed the Executive Team’s Company-wide goals and individuals specific goals in relation to each job performance for a given year. In its review of each member of the Executive Team, the Committee utilized a weighted-average rating process regarding the goals and responsibilities specific to each individual as well as their contribution in meeting corporate goals;
•	Reviewed peer group financial data of comparable publicly-traded companies for 2009 and 2010 with emphasis on a comparison of executive compensation as a factor to various Balance Sheet ratios to determine reasonableness to the respective companies;
•	Considered the change in the market value of the Company’s stock during the year in relation to Management’s efforts and ability to impact the results;
•	Mandated that the standard terms of future employee options issued by the Company require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options will expire; and
Adopted a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

Process

Our Compensation Committee is responsible for determining the compensation of our NEO included in the “Summary Compensation Table” below. For purposes of determining compensation for our NEO, our Compensation Committee takes into account the recommendation of our Chief Executive Officer. The Compensation Committee is also responsible for overseeing our incentive compensation plans and equity-based plans, under which stock option grants have been made to employees, including the NEO, as well as non-employee Directors and strategic consultants.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process:

Compensation Committee	•	Fulfills the Board of Directors' responsibilities relating to compensation of Hemispherx’s NEO, other non-officer Executives and non-Executives.
	•	Oversees implementation and administration of Hemispherx’s compensation and employee benefits programs, including incentive compensation and equity compensation plans.
	•	With the assistance of the CFO, prepare an annual report on executive compensation for inclusion in the Company’s Annual Report / Proxy statement in accordance with applicable laws, rules and regulations.
•

Establish a compensation strategy designed to attract and/or retain executive talent and motivate executive officers to improve their performance along with the financial performance of the Company. The Committee shall have the authority to determine the form, timing and amount of such compensation necessary or appropriate to achieve the Committee's strategic objectives.

•

Administer the Company’s incentive and equity-based compensation plans. In such capacity the Committee shall have the authority to make awards under the Company’s equity-based plans to the Company’s Executive Officers and non-employee Board members. The Committee shall also have the authority to make equity awards under those plans to all other eligible individuals. However, the Committee may delegate authority to make option grants to the CEO and CFO from a pool of stock options and/or warrants approved by the Board and/or Shareholder vote as the Committee deems appropriate.

	•	Reviews and approves compensation for all other non-officer Executives of Hemispherx including annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.
	•	In consultation with the CEO and CFO, reviews the talent development process within Hemispherx to ensure it is effectively managed and sufficient to undertake successful succession planning.
	•	Reviews and approves employment agreements, severance arrangements, issuances of equity compensation and change in control agreements.

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Chairman and CEO	• Presents to the Compensation Committee the overall performance evaluation of, and compensation recommendations for, each of the NEO and other non-officer Executives.

CFO	• Report directly or indirectly to the CEO.
And	• Assist the Compensation Committee with the data for competitive pay and benchmarking purposes.
Director of Human	• Review relevant market data and advises the Compensation Committee on interpretation of information, including cost of living statistics, within the framework of Hemispherx.
Resources	• Inform the Compensation Committee of regulatory developments and how these may affect Hemispherx’s compensation program.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to Executive compensation are to attract and retain the most talented and dedicated Executives possible that can undertake multiple roles within our organization, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align Executives' incentives with stockholder value creation. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of Executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional products and the performance of our common stock price. The Compensation Committee evaluates individual Executive performance with the goal of setting compensation at levels the Committee believes are comparable with Executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance, our own strategic goals, governmental regulations and the results of Stockholder Advisory Votes regarding executive compensation.

Use of Compensation Data

Our compensation plans are developed by utilizing publicly available compensation data for national and regional companies in the biopharmaceutical industry as well as web sites that specialize in compensation and/or employment data. We believe that the practices of this group of companies and/or data obtained from employment industry organizations, provide us with appropriate compensation benchmarks necessary to review the compensation recommendations by the CEO, CFO and/or Human Resources Department. In 2011, the Committee did not engage the services of an independent compensation consultant, but alternatively utilized web-based organizations and data bases such as Salary.com, to help them analyze compensation data and compare our programs with the practices of similar national and/or regional companies represented in the biopharmaceutical industry.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals. The elements include:

•	Base salary (impacted by cost of living adjustments);
•	Variable compensation consisting of a cash bonus based upon individual and overall Company performance;
•	Performance incentive bonus based on the accomplishment of Company sales milestones;
•	Long-term bonus incentive programs consisting of the Employee Bonus Pool Program;
•	Stock option grants with exercise prices set in excess of fair market value at the time of grant and, effective December 2011, not vesting sooner than one year from the date of issuance; and
•	Adoption of a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

Executive compensation consists of the following elements:

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Base Salary

Base salaries for our Executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that Executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. For those NEO with employment agreements, base salary is determined and set forth in the agreement and the Compensation Committee reviews the base salary prior to renewal of such agreement. Base salaries for the other NEO are normally reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. While this review process would normally occur in the fourth quarter of each year, in recent years this review has occurred when NEO’s employment agreements required restatement, amendment or replacement. However after analysis of overall Company compensation, the Committee authorized a non-discriminatory and universally applied cost of living increase to the base salaries of all full-time employees of record effective December 31, 2011 at the rate of 3. 6%. Additional changes to our NEO’s base salaries could be undertaken in a future determination by the Compensation Committee at its discretion. During 2011, employment agreements were amended and restated for the following NEOs: Dr. William Carter, Charles Bernhardt, Thomas Equels and Dr. Ralph Cavalli. Additionally effective February 11, 2011 and through his separation with the Company on February 10, 2012, an employment agreement existed with Ronald Ritz. Robert Dickey’s employment agreement was last renewed in September 2010, and Dr. David Strayer does not currently have an employment agreement with the Company.

Annual Bonus

Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all NEO and certain senior, non-officer Executives. The amount of the cash bonus depends on the level of achievement of the stated corporate, department, and individual performance goals, with a target bonus generally set as a percentage of base salary. As provided in their respective employment agreement, during the year ended December 31, 2011, the following NEO were eligible for an annual performance bonus based on their salaries, the amount of which, if any, is determined by the Board of Directors in its sole discretion based on the recommendation of the Compensation Committee:

•	Dr. William Carter, Chairman, CEO, President and CSO (bonus opportunity up to 25%);
•	Thomas Equels, General Counsel, Secretary and Executive Vice Chairman of the Board (bonus opportunity up to 25%);
•	Charles Bernhardt, Chief Financial Officer and Chief Accounting Officer (bonus opportunity up to 25%);
•	Ralph C. Cavalli, Vice President of Quality Control (bonus opportunity up to 20%); and
•	Ronald Ritz, Senior Director of Manufacturing (bonus opportunity up to 20%) joining the Company effective February 11, 2011 and separating on February 10, 2012.

The Compensation Committee utilizes annual incentive bonuses to compensate NEO and certain senior, non-officer executives (the “Executive Team”) for attainment or success towards overall corporate financial and/or operational goals along with achieving individual annual performance objectives. These objectives will vary depending on the individual Executive, but generally relate to strategic factors such as establishment and/or maintenance of key strategic relationships, development of our products, identification, research and/or development of additional products, enhancing financial factors such as raising capital, cost containment and/or improving the results of operations. The Compensation Committee, in light of established individual and Company-wide goals and objectives, evaluated the performance of each NEO, key executive and overall staff in order to determine each respective annual incentive opportunity including an analysis by the Compensation Committee that provides the following information:

1.	The Company-wide goals and objectives along with individual performance goals for each NEO used to determine annual bonuses for the fiscal year;
2.	How each goal individually or in totality was weighted, if applicable, to the extent that any of the performance goals were quantitatively and/or quantitatively measurable;
3.	The threshold, target, and maximum levels of achievement of each performance goal, if applicable;
4.	The intended relationship between the level of achievement of Company-wide performance goals and the amount of bonus to be awarded;
5.	The intended relationship between the level of achievement of each NEO’s individual performance goals and the amount of bonus to be awarded;

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6.	The evaluation by the Committee of the level of achievement by each NEO of the Company-wide and individual performance goals applicable to him/her individually;
7.	If applicable, whether the Committee reviewed any report(s) from compensation consultant(s) and/or web based organizations and data bases;
8.	How this level of achievement translated into the actual bonuses awarded for the 2011 fiscal year;
9.	The adequate disclosure of the percentage of base salary awarded in the form of an incentive bonus to each NEO as a result of their or the Company’s performance; and
10.	If applicable, how the Company’s compensation policies and practices relate to the Company’s risk management.

The Compensation Committee also undertook the initial steps to establish goals and objectives for the Executive Team regarding possible bonuses for the year ending December 31, 2011. On an overall basis, all bonus eligible member of the Executive Team would share the following Company-wide goals:

A.	Continued productive interaction with the FDA concerning issues necessary for approval of Ampligen for CFS;
B.	Continued progress towards non-USA approval of Ampligen® for Chronic Fatigue Syndrome;
C.	An overall strategic plan for Ampligen® and Alferon® to be submitted to the Board;
D.	Strategic plans for the marketing and partners for Ampligen® to be submitted to the Board;
E.	Continued development of enhancement of vaccines requiring Ampligen®;
F.	Success in the protection of Company Intellectual Property;
G.	Continued development of Alferon® LDO;
H.	Progress in the return to commercialization of Alferon N Injection®;
I.	Continued development of Ampligen® and Alferon N Injection® for treatment of influenza;
J.	Maintaining the overall financial strength of the Company and operations consistent with the budget;
K.	Implementation of research & development partnerships;
L.	Implementation of Ampligen® clinical trials in cancer with commercial partner(s);
M.	Implementation of Ampligen® clinical trials in cancer with academic partner(s);
N.	Increase in clinical trials of Alferon N Injection® for additional indications; and
O.	Acquisition of complimentary pharmaceutical technologies and/or drugs/vaccines.

On an annual basis and at the sole discretion of the Compensation Committee, with input from the CEO or the Executive’s direct supervisor, the Committee evaluates the individual performance of each member of the Executive Team as to his/her achievement and/or contribution towards meeting the overall Company-wide goals along with his/her accomplishments specific to his/her job description. The outcome of the Committee’s analysis is utilized to determine if a bonus is warranted, and if so, the dollar amount or percentage of the Executive Team member’s year-end base pay rate to be awarded.

Prior to year-end or during the first fiscal quarter of the subsequent year, the Compensation Committee would complete their analysis utilizing any internal and external documentation desired, including but not limited to reports from independent analysts and/or corporate benchmarking organizations. Upon analysis completion, the Compensation Committee made formal recommendations to the Board based on their findings with regard to bonuses for the respective year ended. Due to the subjective nature of the Company-wide goals regarding the success and analysis of an Executive in meeting or exceeding elements of his/her specific job duties, the goals were not designed to be weighted in value or quantitative in nature. The bonuses were designed to be awarded based on a subjective cumulate nature of the goals deemed attainable, employee performance and progress towards achievement. The bonus threshold was designed to range from zero percent to twenty-five percent, with a target bonus of approximately twenty or twenty-five percent, calculated from the individual’s year-end base pay rate.

In December 2011, the Compensation Committee reviewed the Executive Team’s Company-wide goals as detailed in the Committee’s Meeting Minutes of March and May 2011 and specific goals documented in each individual’s job description. Upon individual review of each member of the Executive Team, the Committee concluded that the Executive Team members had excelled in meeting their goals and responsibilities as documented in each individual’s job description as well as made significant progress in meeting corporate goals with outstanding success. Additionally upon analysis of publicly-traded Peer Group companies, the Committee observed that, for 2009 and 2010, Hemispherx’s Officer Compensation Expense as compared to various Balance Sheet ratios were consistently less than that of the average of the Peer Group. Finally, the Committee considered the change in the market value of the Company’s stock during 2011 and reached a consensus that the impact of the 2011 stock trading value should be considered to have a neutral effect on employees’ performance evaluation due to their conclusion of the following observations:

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1.	The overall devaluation in the trading value of U.S. bio-pharmaceutical companies;
2.	An overall depression in the global investment markets;
3.	The current market value of the Company’s stock is less than either its book value or cash value;
4.	A belief that the current adverse impact of the Company’s stock value is short-term;
5.	Confidence that Company’s employees were working diligently in an attempt to return the market value to the stock;
6.	The Senior Management team had a net loss of two members from 2010 to 2011, for which the remaining executives had assumed those respective duties and responsibilities; and
7.	The recognition that a performance bonus would be desirable to acknowledge the persistence, loyalty, effort and dedication of the Senior Management team.

The Compensation Committee in light of pre-established individual, along with position appropriate Company-wide goals (A. through O. as disclosed above) and objectives, undertook a weighted-average evaluation of the performance of each key executive in order to determine respective annual incentive opportunities considering base salary and fees, short and long-term incentive opportunity and any special/supplemental benefits or payments. Based upon all of the foregoing, the Committee determined that the following 2011 Performance Bonuses were granted and paid in 2012:

1.	At the rate of 25% of their respective 2011 year-end base compensation:
•	William Carter (Chairman, CEO, President, Chief Scientific Officer) for $233,500;
•	Thomas Equels (Executive Vice Chairman, Secretary & General Counsel) for $125,000;
•	Charles Bernhardt (CFO & Chief Accounting Officer) for $56,250; and
•	Wayne Springate (Senior Vice President of Operations) for $46,740.

2.	At the rate of 20% of their respective 2011 year-end base compensation:
•	David Strayer (Medical Director) for $50,199;
•	Adam Pascale (Corporate Controller) for $24,931;
•	Ralph C. Cavalli (Vice President of Quality Control) for $36,053; and
•	Ronald Ritz (Senior Director of Manufacturing) for $39,375.

Employee Appraisal And Merit Bonus Program

For the year ending 2011, the Compensation Committee approved an Employee Appraisal and Merit Bonus Program for those employees not eligible for the key employee annual bonus. This Program incorporates a team concept by conducting appraisals for eligible employees in each department throughout the calendar year and then averaging the total scores per department in order to determine year-end, department-wide merit bonuses. This Program is annually renewed and at the ultimate discretion of the Compensation Committee based on various factors, including the Company’s overall accomplishment of milestones and access to Working Capital. For the year ending 2011, granted and paid in 2012, the average employee bonus from this Program was 3.4% of the respective non-executive employee’s year-end Base Salary. Accordingly, the total cost of this non-NEO bonus program for 2011 was approximately $29,500.

Executive Performance Incentive Bonus

As an element of their current employment contracts, William Carter (Chairman, CEO, President, Chief Scientific Officer) and Thomas Equels (Executive Vice Chairman, Secretary and General Counsel) are eligible for performance incentive bonus based on a percent, 2.5% and 5.0% respectively, of the Gross Proceeds paid to the Company as a result of sales of Alferon N Injection®, Alferon® LDO, Ampligen® or other Company products, or from any joint ventures or corporate partnering arrangements. For bonus purposes, Gross Proceeds is defined as cash amounts paid to the Company by the other parties to the joint venture or corporate partnering arrangement, but shall not include any amounts paid to the Company as reimbursement of expenses incurred; and any amounts paid to the Company in consideration for the Company's assets (i.e., plant, property, equipment, investments, etc.), equity or other securities. After the termination of this Agreement, for any reason, Dr. Carter and Mr. Equels shall be entitled to receive the incentive bonus based upon Gross Proceeds received by the Company during the three year period commencing on the termination of their Agreement with respect to any joint ventures or corporate partnering arrangements entered into by the Company during the term of the Agreement. Furthermore, Dr. Carter and Mr. Equels shall be entitled to a 5% bonus related to any sale of the Company, or any sale of a substantial portion of Company assets not in the ordinary course of its business. The aggregate incentive bonus hereunder as set forth above shall be capped not to exceed $5,000,000 annually. For the year ending 2011, no compensation was granted or paid related to the Executive Performance Incentive Program.

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Long-Term Bonus Incentive Programs

The Compensation Committee believes that team oriented performance by our NEO, non-officer Executive officers and all employees, consistent with our short and long-term goals, can be achieved through the use of goal or result oriented bonus programs. For the year ending 2011, the Employee Bonus Pool Program continued to exist to provide our employees, including our NEO and certain senior, non-officer Executives, with incentives to help align their financial interests with that of Hemispherx and its stockholders.

Employee Bonus Pool Program

An element of 2009’s Employee Wage Or Hours Reduction Program was the establishment of a Bonus Pool (the “Pool”) in the case of FDA Approval (“Approval”) of Ampligen®. This bonus is to award to each employee of record at January 1, 2009 a pretax sum of 30% in wages, calculated on their base salary per annum compensation at the time of the Approval, and awarded within three months of Approval. Participants who terminate their employment prior to the Approval will not qualify for this bonus. For the year ending 2011, no compensation was granted or paid related to the Employee Bonus Pool Program.

Stock Options

The Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages such performance by our NEO, non-officer Executives and all employees through the use of stock and stock-based awards. Our stock plans have been established to provide our employees, including our NEO and senior non-officer Executives, with incentives to help align their interests with the interests of stockholders. Accordingly, the Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving long-term performance goals because:

•	Stock options align the interests of Executives and employees with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;
•	Stock options are performance based. All the value received by the recipient of a stock option is based on the growth of the stock price; and
•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation.

We have historically elected, and continue to use, stock options as the primary long-term equity incentive vehicle. We have adopted stock ownership guidelines and our stock compensation plans have provided the principal method, other than through direct investment for our executives to acquire equity in our Company. The Compensation Committee believes that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, in the early stage of our business, we provided a greater portion of total compensation to our Executives through our stock compensation plans than through cash-based compensation.

In determining the number of stock options to be granted to NEO, non-officer Executives and employees, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the individual's historic and recent performance and the value of stock options in relation to other elements of the individual's total compensation.

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Our stock plans authorize us to grant options to purchase shares of common stock to our NEO, employees, Directors and consultants. Our Compensation Committee oversees the administration of our stock option plan. The Compensation Committee reviews and recommends approval by our Board of Directors of stock option awards to NEO based upon a review of competitive compensation data, its assessment of individual performance, a review of each Executive's existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Board of Directors upon recommendation of the Compensation Committee to eligible NEO and employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the CEO.

As a reinforcement to employees that one of the Company’s priorities continues to be that of increasing shareholder value, the Compensation Committee and Board have historically granted the replacement of expired stock options to all current employees at the same number of shares and exercise price as had been originally issued. While the Company filed with the SEC on Form 8-K (No. 1-13411) on March 7, 2011 that options were being reissued to Dr. William Carter and Dr. David Strayer to replace those that had expired on January 3, 2011, it was subsequently determined that the options did not expire until 2012. On April 12, 2012, the Company’s Board of Directors approved the recommendation of the Compensation Committee for the issuance of options to Dr. William A. CEO, President and Chief Scientific Officer, as well as Dr. David R. Strayer, Chief Medical Officer and Medical Director, along with three other current employees to replace options that had expired on January 3, 2012. Dr. Carter and Dr. Strayer each received 10 year options to purchase up to 10,000 shares of the Company’s common stock. The options were issued pursuant to the Company’s 2009 Equity Incentive Plan and replace similar 10 year options previously issued to Dr. Carter and Dr. Stayer under the Company’s 1990 Stock Option Plan. The exercise price of the replacement options is $4.03 per share, the same as the exercise price of the expired options.

Effective as of December 2011, the Compensation Committee mandated that the standard terms of options to be issued to Company Executives to require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options shall be void as to such unvested portion.

On May 31, 2011, we granted options to purchase 90,000 shares of our common stock at an exercise price of $0.55 per share, or 110% of the $0.50 closing price of the stock on the NYSE MKT as of May 1, 2011 and with immediate vesting, to Wayne Springate, Senior Vice President of Operations, consistent with his employment agreement.

On June 24, 2011, we granted options to purchase 300,000 shares of our common stock at an exercise price of $0.41 per share, or 110% of the $0.37 closing price of the stock on the NYSE MKT as of June 9, 2011 with immediate vesting, to Thomas K. Equels, Executive Vice Chairman, Secretary and General Counsel, consistent with his employment agreement.

On July 15, 2011, we granted options to purchase 500,000 shares of our common stock at an exercise price of $0.41 per share, or 110% of the $0.37 closing price of the stock on the NYSE MKT as of July 14, 2011 with immediate vesting, to William A. Carter, Chairman, Chief Executive Officer and Chief Scientific Officer, consistent with his employment agreement.

On September 23, 2011, we granted options to purchase 40,000 shares of our common stock at an exercise price of $0.37 per share, or 110% of the $0.34 closing price of the stock on the NYSE MKT as of July 15, 2011 with proportionate vesting over 18 months, to Ralph C. Cavalli, Vice President of Quality Control, consistent with his employment agreement.

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On December 22, 2011, we granted options to purchase 100,000 shares of our common stock at an exercise price of $0.31 per share, or 110% of the $0.28 closing price of the stock on the NYSE MKT as of December 5, 2011 with total vesting in twelve months, to Charles T. Bernhardt, Chief Financial Officer and Chief Accounting Officer consistent with his employment agreement.

On June 5, 2012, we granted options to purchase 100,000 shares of our common stock at an exercise price of $0.29 per share, or 110% of the $0.26 closing price of the stock on the NYSE MKT as of June 5, 2012, with total vesting in twelve months, to each of the five members of the Board of Directors: William A, Carter; Thomas K. Equels; Richard Piani; William M. Mitchell and Iraj E. Kiani. We also granted options to purchase 50,000 shares of our common stock on the same terms to each of our Executive Officers whose contracts had renewed with Options being granted: Robert Dickey IV, Senior Vice President; and Wayne Springate, Senior Vice President of Operations.

On June 11, 2012, we granted options to purchase 500,000 shares and 300,000 shares, respectively, of our common stock at an exercise price of $0.31 per share, or 110% of the $0.28 closing price of the stock on the NYSE MKT as of June 10, 2012, with total vesting in twelve months, to William A. Carter, Chairman, Chief Executive Officer, President and Chief Scientific Officer, and to Thomas K. Equels, Executive Vice Chairman, Secretary and General Counsel, pursuant to their employment agreement.

Claw-Back Compensation Recoupment Provisions

Effective December 2011, all Executive compensation including and without limitation to base salary, bonuses, stock options, and fringe benefits, shall be subject to recoupment from the Employee by the Company pursuant to the Company’s Executive Compensation Recoupment Policies adopted December 1, 2011, as may be amended by the Company’s Board of Directors from time to time to remain in compliance with the claw-back compensation recoupment provisions of the Dodd-Frank Act.

Other Compensation

We provide the following benefits to our NEO generally on the same bases as benefits provided to all full-time employees:

•	Health, vision and dental insurance;
•	Life insurance;
•	Short and long-term disability insurance; and
•	401(k) with Company match of up to 6% of employee’s contribution or to the extent of IRS regulations, whichever is lower.

The Compensation Committee believes that these benefits are consistent with those offered by other companies, specifically those provided by our peers. Occasionally, certain Executives separately negotiate other benefits in addition to the benefits described above. The following additional benefits were provided in 2011 NEO as an element of their respective employment:

Dr. William Carter, CEO, President and CSO, as an element of his employment agreement:

•	Automobile allowance;
•	Predetermined allowance for the Company’s utilization of property owned by Retreat House LLC (effective November 15, 2011);
•	Reimbursement of home office, computer, internet, phone and telefax expenses;
•	Health, vision and dental insurance fully paid by the Company (effective November 15, 2011); and
•	Supplementary life and disability insurance policies.

Thomas Equels, General Counsel as an element of his employment agreement:

•	Automobile allowance (effective November 15, 2011);
•	Predetermined allowance for the Company’s utilization of Florida offices of Equels Law Firm;
•	Reimbursement of home office, computer, internet, phone and telefax expenses;
•	Health, vision and dental insurance fully paid by the Company (effective November 15, 2011); and
•	Supplementary life and disability insurance policies.

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Charles Bernhardt, CFO and CAO, as an element of his employment agreement effective November 15, 2011:

•	Reimbursement of home office, computer, internet, phone and telefax expenses; and
•	Health, vision and dental insurance fully paid by the Company.

401(k) Plan

In December 1995, we established a defined contribution plan, effective January 1, 1995, entitled the Hemispherx Biopharma employees 401(k) Plan and Trust Agreement. All of our full-time employees are eligible to participate in the 401(k) plan following one year of employment. Subject to certain limitations imposed by Federal Tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum. Through March 14, 2008, Participants' contributions to the 401(k) plan were matched by Hemispherx at a rate determined annually by the Board of Directors. Each participant immediately vests in his or her deferred salary contributions, while our contributions will vest over one year.

Effective March 15, 2008 and continuing through December 31, 2009, we halted our matching of 401(k) contributions provided to the account for each eligible participant. Effective January 1, 2010, our Compensation Committee reestablished Hemispherx’s 100% matching of up to 6% of the 401(k) contributions provided to the account for each eligible participant, to the dollar extent permitted by IRS regulations, including without exception each eligible Named Executive Officer.

Key Employee Retention

On December 31, 2008, we entered into a severance/consulting agreement with the former Chief Financial Officer, Robert E. Peterson. This agreement provides a monthly fee of $4,000 plus travel expenses and Options to purchase 20,000 shares of the our common stock at the end of each calendar quarter through December 31, 2011 in return for consulting services. The exercise price of the Options is to be equal to 120% of the closing price of the our stock on the NYSE MKT on the last trading day of the calendar quarter for which the Options are being issued. Additionally, the severance/consulting agreement allows for the possibility of a one percent fee to be paid to Mr. Peterson in the event of financial transactions to raise capital for a maximum potential pay-out value of $518,328 (two times the amount of compensation paid to Mr. Peterson by us for calendar year 2008). This agreement with Mr. Peterson expired without replacement on December 31, 2011.

Severance

In determining whether to approve and setting the terms of severance arrangements, the Compensation Committee recognizes that Executives, especially highly ranked Executives, often face challenges securing new employment following termination. Upon termination of employment, the following NEO currently are entitled to receive severance payments under their employment and/or engagement agreements:

•	William A. Carter, Chairman of the Board, Chief Executive Officer, President and Chief Scientific Officer;
•	Thomas K. Equels, Executive Vice Chairman of the Board, Secretary and General Counsel; and
•	Charles T. Bernhardt, Chief Financial Officer and Chief Accounting Officer.

The Compensation Committee believes that severance agreements provided to these individuals are generally in line with severance packages offered to executive officers of companies of similar size. Alternately, Robert Dickey, Dr. David Strayer, Dr. Ralph C. Cavalli and Ronald Ritz are currently not covered under a severance agreement and any severance benefits payable to them under similar circumstances would be determined by the Compensation Committee in its discretion. See “Estimated Payments Following Severance — Named Executive Officers.

Conclusion

Our compensation policies are designed to retain and motivate our Executive Officers, other non-officer Executives and non-Executives and to ultimately reward them for outstanding individual and corporate performance.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with Management the Executive Compensation Discussion and Analysis set forth in this Form 10-K for the fiscal year ended December 31, 2011.

In reliance on the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Hemispherx’s Proxy Statement to be filed in connection with Hemispherx’s 2012 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
Dr. Iraj E. Kiani, Committee Chairman
Dr. William M. Mitchell
Richard C. Piani

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

Compliance With Internal Revenue Code Section 162(m) and 409A & 409(b).

One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to Hemispherx and to the Executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive’s vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) or 409A & 409(b) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee of the Board of Directors, consisting of Dr. Iraj E. Kiani, the Committee Chair, Dr. William M. Mitchell and Richard C. Piani are all independent directors. There are no interlocking relationships.

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EXECUTIVE COMPENSATION

The following table provides information on the compensation during the fiscal years ended December 31, 2011, 2010 and 2009 of our Chief Executive Officer, Chief Financial Officers, three other most highly compensated Executive Officers and two mostly highly compensated non-executives, constituting the Company’s Named Executive Officers, based on the year-ending 2011 for each fiscal year.

Summary Compensation Table

Name & Principal Position	Year	Salary / Fees		Bonus		Stock Awards (5)		Option Awards (5)		Non-Equity Incentive Plan Compensation	Change in Pension Valued and NQDC Earnings ($)	All Other Compensation		Total
William A. Carter	2011	$1,007,714		$233,500	(11)	$-0-		$143,749	(1)	$-0-	—	$132,052	(12)	$1,517,015
CEO, President & CSO (1)	2010	$951,837		$200,000	(9)	$405,083	(19)	$253,721	(1)	$-0-	—	$100,699	(12)	$1,911,340
	2009	$554,105	(19)	$482,072	(6)(7)	$188,311	(19)	$-0-		$-0-	—	$76,896	(12)	$1,301,384

Thomas K. Equels	2011	$572,957		$125,000	(11)	$-0-		$91,504	(2)	$-0-	—	$48,813	(13)	$838,274
General Counsel (2)	2010	$398,333		$250,000	(8)(9)	$-0-		$140,528	(2)	$-0-	—	$39,973	(13)	$828,834
	2009	$-0-		$-0-		$-0-		$-0-		$-0-	—	$-0-		$-0-

Charles T. Bernhardt	2011	$208,389		$81,250	(10)(11)	$-0-		$14,291	(3)	$-0-	—	$25,935	(14)	$329,865
CFO and CAO (3)	2010	$194,133		$50,000	(9)	$117,296	(19)	$37,301	(3)	$-0-	—	$24,273	(14)	$423,003
	2009	$134,662	(19)	$44,000	(7)	$45,334	(19)	$-0-		$-0-	—	$9,380	(14)	$233,376

Robert Dickey (4)	2011	$302,500		$-0-		$-0-		$-0-		$-0-	—	$7,797	(15)	$310,297
Sr. Vice President	2010	$302,500		$-0-		$-0-		$-0-		$-0-	—	$8,232	(15)	$310,732
	2009	$152,131		$-0-		$-0-		$252,312	(4)	$-0-	—	$4,824	(15)	$409,267

David Strayer	2011	$251,000		$51,199	(11)	$-0-		$-0-		$-0-	—	$13,098	(16)	$315,297
CMO and Medical	2010	$243,685		$48,737	(9)	$132,587	(19)	$-0-		$-0-	—	$13,227	(16)	$438,236
Director	2009	$167,484	(19)	$194,306	(6)(7)	$53,054	(19)	$-0-		$-0-	—	$3,229	(16)	$418,073

Ralph Cavalli (20)	2011	$180,264		$36,059	(11)	$-0-		$9,207	(20)	$-0-	—	$18,472	(17)	$244,001
Vice President	2010	$169,791		$31,500	(9)	$-0-		$9,369	(20)	$-0-	—	$4,026	(17)	$339,316
	2009	$-0-		$-0-		$-0-		$-0-		$-0-	—	$-0-		$-0-

Ronald Ritz (21)	2011	$119,424		$9,375	(11)	$-0-		$16,369		$-0-	—	$3,548	(18)	$178,716
former Sr. Director	2010	$-0-		$-0-		$-0-		$-0-		$-0-	—	$-0-		$-0-
	2009	$-0-		$-0-		$-0-		$-0-		$-0-	—	$-0-		$-0-

Notes:

(1)	Dr. Carter renewed his Employment Agreements on June 11, 2010, which was amended on July 15, 2010, then amended and restated on December 6, 2011, that granted him the annual Option to purchase 500,000 shares of Hemispherx common stock as an element of his Employment Agreement.
(2)	Mr. Equels transitioned from the role of external to internal General Counsel and Litigation Counsel effective June 1, 2010 with an Employment Agreement of June 11, 2010, which was amended on July 15, 2010, then amended and restated December 6, 2011, that granted him the annual Option to purchase 300,000 shares of Hemispherx common stock as an element of his Employment Agreement.
(3)	Mr. Bernhardt became Chief Financial Officer effective January 1, 2009. He entered into an Employment Agreement on December 6, 2010, that was amended and restated on December 6, 2011, that granted the Option to purchase 100,000 shares of Hemispherx common stock as an element of his Employment Agreement.
(4)	Mr. Dickey joined Hemispherx effective June 11, 2009 and was then granted the Options to purchase 150,000 shares of Hemispherx common stock as an element of his Employment Agreement. His Executive Employment Agreement was amended and restated on February 1, 2010 and then again effective September 1, 2010.

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(5)	The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R). See Note 2(j) Stock- Based Compensation in the financial statements.
(6)	On May 20, 2009, our Board of Directors awarded bonuses of $300,000 to Dr. William Carter, and $150,000 to Dr. David Strayer in recognition for their accomplishment of 2008 corporate goals and objectives.
(7)	On February 8, 2010, our Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards of 2009 Company-wide and individual goals.
(8)	On December 6, 2010, our Board of Directors awarded an extraordinary bonus of $150,000 to Mr. Equels related to his service as external legal counsel from 2008 through May 2010.
(9)	On December 22, 2010, our Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards of 2010 Company-wide and individual goals.
(10)	On March 3, 2011, our Board of Directors awarded an extraordinary bonus of $25,000 to Mr. Bernhardt related to his effort in financial reporting.
(11)	On December 19, 2011, our Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards of 2011 Company-wide and individual goals.
(12)	Dr. Carter’s All Other Compensation Consists of:

	2011	2010	2009
Life and Disability Insurance	$86,386	$64,707	$38,679
Healthcare Insurance	16,696	24,139	28,586
Company Car Expenses / Car Allowance	11,535	11,853	9,631
Outside Office Expenses	-0-	-0-	-0-
401(k) matching funds	17,435	-0-	-0-
	$132,052	$100,699	$76,896
(13)	Mr. Equels’ All Other Compensation consists of:
	2011	2010	2009
Life and Disability Insurance	$24,170	$34,140	$-0-
Healthcare Insurance	11,623	5,833	-0-
Car Expenses / Allowance	-0-	11,853	-0-
Outside Office Expenses	-0-	-0-	-0-
401(k) matching funds	13,020	-0-	-0-
	$48,813	$39,973	$-0-
(14)	Mr. Bernhardt’s All Other Compensation consists of:
	2011	2010	2009
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	9,074	9,985	9,380
Outside Office Expenses	-0-	-0-	-0-
401(k) matching funds	16,861	14,288	-0-
	$25,935	$24,273	$9,380
(15)	Mr. Dickey’s All Other Compensation consists of:
	2011	2010	2009
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	7,797	8,232	4,824
401(k) matching funds	-0-	-0-	-0-
	$7,797	$8,232	$4,824
(16)	Dr. Strayer’s All Other Compensation consists of:
	2011	2010	2009
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	3,598	3,727	3,229
401(k) matching funds	9,500	9,500	-0-
	$13,098	$13,227	$3,229

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(17)	Dr. Cavalli’s All Other Compensation consists of:
	2011	2010	2009
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	10,360	4,026	-0-
401(k) matching funds	8,112	-0-	-0-
	$18,472	$4,026	$-0-
(18)	Mr. Ritz’ All Other Compensation consists of:
	2011	2010	2009
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	3,548	-0-	-0-
401(k) matching funds	-0-	-0-	-0-
	$3,548	$-0-	$-0-

(19)	Hemispherx’s “Employee Wage Or Hours Reduction Program” allowed an individual to elect a 50% reduction in salary/fees which would allow them to be eligible for an incentive award of three times the value of stock-based on the average NYSE MKT closing value of the stock during the respective months of January through May, 2009. The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(20)	Ralph C. Cavalli joined the Company as an employee effective April 15, 2010. He entered into an employment agreement on June 11, 2010 and was granted the option to purchase 20,000 of Hemispherx common stock. The employment agreement was amended on September 15, 2011 and he was granted the option to purchase 40,000 of Hemispherx common stock.

(21)	Ronald Ritz joined the Company as an employee effective February 11, 2011 and separated from the Company on February 10, 2012.

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Grants Of Plan Based Awards

		EstimatedFuturePayoutsUnder Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities of Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	GrantDate~ (2)(5)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)(3)		Maximum ($)	or Units (#)	Options (#)(2)	Awards ($/Sh)	Awards ($)
William A. Carter,		—	193,525	241,906	—	—		—	—	—	$—	—
CEO & President	07/15/11					75,756				500,000	0.41	143,749
Thomas K. Equels,		—	103,600	129,500	—	—		—	—	—	$—	—
General Counsel	06/24/11					45,453				300,000	0.41	91,504

Charles T. Bernhardt,		—	46,620	58,275	—	—		—	—	—	$—	—
CFO and CAO	12/22/11					-0-	(4)			100,000	0.31	14,291

Robert Dickey,	N/A	—	62,678	78,348	—	—		—	—	—	$—	—
Senior Vice President

David Strayer,	N/A	—	52,006	65,008	—	—		—	—	—	$—	—
CMO & Medical Director

Ralph Cavalli,		—	44,371	55,464	—	—		—	—	—	$—	—
Vice President	09/23/11					-0-	(4)			40,000	0.37	9,207

Ronald Ritz (5),	N/A	—	-0- (5)	-0- (5)	—	—		—	—	—	$—	—
former Senior Director

Notes:

(1)	For 2011 or 2012, the Compensation Committee did not establish or estimate possible future payouts to the NEO under a Cash Bonus Plan. All Bonuses are at the discretion of the Compensation Committee. Utilizing existing Employment Agreements as a benchmark and the respective employees’ Base Salary at December 31, 2011, the “Target” was estimated at 20% of the Base Salary and “Maximum” was estimated at 25% of Base Salary. Details reported as Non-Equity Incentive Plan Compensation in 2011 are reported in the Summary Compensation Table above.
(2)	Consists of stock options granted during 2011 under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the closing market price of our common stock on the date of grant. The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).
(3)	Consists of stock options contractually required per the NEO’s respective Employment Agreement to be granted during 2012 under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the closing market price of our common stock on the date of grant. For the purpose of this schedule, a NYSE MKT closing price at January 1, 2012 of $0.20 was assumed with an estimated exercise price of $0.22. The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).
(4)	The term of the NEO’s current Employment Agreement is at least through December 31, 2012, with the stock options related to the contract already awarded in 2011. Therefore for the purpose of this schedule, there is no estimated future payout under the Equity Incentive Plan calculated for 2012.
(5)	Ronald Ritz joined the Company as an employee effective February 11, 2011 and separated from the Company on February 10, 2012. Therefore, his estimated bonus for 2012 is to be considered $-0-.
(6)	N/A represents Not Applicable.

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Outstanding Equity Awards At Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#)

William Carter,	1,450,000	0	0	2.20	09/17/18
CEO, President & CSO	1,000,000	0	0	2.00	09/09/17
	190,000	0	0	4.00	02/18/18
	73,728	0	0	2.71	12/12/20
	10,000	0	0	4.03	01/03/12
	167,000	0	0	2.60	09/07/14
	153,000	0	0	2.60	12/07/14
	100,000	0	0	1.75	04/26/15
	465,000	0	0	1.86	06/30/15
	70,000	0	0	2.87	12/09/15
	300,000	0	0	2.38	01/01/16
	10,000	0	0	2.61	12/08/15
	376,650	0	0	3.78	02/22/16
	1,400,000	0	0	3.50	09/30/17
	500,000	0	0	0.66	06/11/20
	500,000	0	0	0.41	07/15/21
Thomas Equels,	300,000	0	0	0.66	06/11/20
General Counsel	300,000	0	0	0.41	06/24/21

Charles Bernhardt	100,000	0	0	0.55	12/06/20
CFO & CAO	0	100,000	0	0.31	12/22/21

Robert Dickey,	93,750	56,250	0	2.55	06/11/19
Sr. Vice President

David Strayer,	50,000	0	0	2.00	09/09/17
CMO & Medical	50,000	0	0	4.00	02/28/18
Director	10,000	0	0	4.03	01/03/12
	20,000	0	0	2.37	01/23/17
	10,000	0	0	1.90	12/07/14
	10,000	0	0	2.61	12/08/15
	15,000	0	0	2.20	11/20/16
	25,000	0	0	1.30	12/06/17

Ralph Cavalli,	20,000	0	0	0.66	06/11/20
Vice President	6,667	33,333	0	0.37	09/15/21

Ronald Ritz,	0	0	0
former Sr. Director

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Option Exercises And Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William A. Carter,	—	—	—	—
CEO, President & CSO
Thomas K. Equels,	—	—	—	—
General Counsel
Charles T. Bernhardt,	—	—	—	—
CFO & CAO
Robert Dickey,	—	—	—	—
Senior Vice President
David Strayer,	—	—	—	—
CMO & Medical Director
Ralph Cavalli,	—	—	—	—
Vice President
Ronald Ritz,	—	—	—	—
former Sr. Director

Payments on Disability

At December 31, 2011, we had employment agreements with Dr. Carter, Mr. Equels and Mr. Bernhardt which entitled them Base Salary and applicable benefits otherwise due and payable through the last day of the month in which disability occurs and for an additional twelve month period. Each current NEO has the same short and long-term disability coverage which is available to all eligible employees. The coverage for short-term disability provides up to six months of full salary continuation up to 60% of weekly pay, less other income, with a $1,500 weekly maximum limit. The coverage for group long-term disability provides coverage at the exhaustion of short-term disability benefits of full salary continuation up to 60% of monthly pay, less other income, with a $10,000 monthly maximum limit. The maximum benefit period for the group long-term disability coverage is 60 months for those age 60 and younger at the time of the claim with the coverage period proportionately reduced with the advanced age of the eligible employee to a minimum coverage period of 12 months for those of 69 years old and older as of the date of the claim. In June 2010 through 2011, pursuant to their new employment agreements and payable by us, Dr. Carter is entitled to receive total disability coverage of $500,000 and Mr. Equels is entitled to receive total disability coverage of $400,000.

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Payments on Death

At December 31, 2011, we had employment agreements with Dr. Carter, Mr. Equels and Mr. Bernhardt which entitled them Base Salary and applicable benefits otherwise due and payable through the last day of the month in which death occurs and for an additional twelve month period. Each NEO has coverage of group life insurance, along with accidental death and dismemberment benefits, consistent to the dollar value available to all eligible employees. The benefit is equal to two times current salary or wage with a maximum limit of $300,000, plus any supplemental life insurance elected and paid for by the NEO. In June 2010 and through 2011, pursuant to their new employment agreements and payable by us, Dr. Carter is entitled to receive total death benefit coverage of $6,000,000 and Mr. Equels is entitled to receive total death benefit coverage of $3,000,000.

Estimated Payments Following Severance — Named Executive Officers

At December 31, 2011, we had employment agreements with Dr. Carter, Mr. Equels and Mr. Bernhardt which entitled them to severance benefits on certain types of employment terminations not related to a change in control. Based on their employment agreements, Mr. Dickey, Dr. Cavalli and Mr. Ritz do not have severance benefits, but are required to be provided either one month or two weeks’ notice of termination. Dr. Strayer is not covered by an employment agreement and therefore would only receive severance as determined by the Compensation Committee in its discretion.

The dollar amounts below assume that the termination occurred on January 1, 2012. The actual dollar amounts to be paid can only be determined at the time of the NEO’s separation from Hemispherx based on their prevailing compensation and employment agreements along with any determination by the Compensation Committee in its discretion.

Name	Event	Cash Severance ($)	Value of Stock Awards That Will Become Vested (1) ($)	Continuation of Medical Benefits (2) ($)	Additional Life Insurance (3) ($)	Total ($)
William A. Carter	Involuntary (nocause)	4,517,996	378,778	70,705	444,705	5,412,184
CEO, President & CSO	Termination (for cause)	-0-	-0-	-0-	-0-	-0-
	Death or disability	967,624	75,756	14,141	88,941	1,146,462
	Termination by employee or retirement	967,624	75,756	14,141	88,941	1,146,462

Thomas K. Equels	Involuntary (no cause)	2,590,000	227,267	52,615	126,350	2,996,232
General Counsel	Termination (for cause)	-0-	-0-	-0-	-0-	-0-
	Death or disability	518,000	45,453	10,523	25,271	599,246
	Termination by employee or retirement	518,000	45,453	10,523	25,270	599,246

Charles T. Bernhardt	Involuntary (no cause)	233,100	-0-	6,035	3,039	242,174
CFO & CAO	Termination (for cause)	-0-	-0-	-0-	-0-	-0-
	Death or disability	233,100	-0-	6,035	3,039	242,174
	Termination by employee or retirement	233,100	-0-	6,035	3,039	242,174

Robert Dickey	Involuntary (no cause)	-0-	-0-	-0-	-0-	-0-
Senior Vice President	Termination (for cause)	-0-	-0-	-0-	-0-	-0-
	Death or disability	-0-	-0-	-0-	-0-	-0-
	Termination by employee or retirement	-0-	-0-	-0-	-0-	-0-

David Stayer	Involuntary (no cause)	-0-	-0-	-0-	-0-	-0-
CMO & Medical Director	Termination (for cause)	-0-	-0-	-0-	-0-	-0-
	Death or disability	-0-	-0-	-0-	-0-	-0-
	Termination by employee or retirement	-0-	-0-	-0-	-0-	-0-

Ralph Cavalli Vice President	Involuntary (no cause)	-0-	-0-	-0-	-0-	-0-
	Termination (for cause)	-0-	-0-	-0-	-0-	-0-
	Death or disability	-0-	-0-	-0-	-0-	-0-
	Termination by employee or retirement	-0-	-0-	-0-	-0-	-0-

Ronald Ritz Senior Director	Involuntary (no cause)	-0-	-0-	-0-	-0-	-0-
	Termination (for cause)	-0-	-0-	-0-	-0-	-0-
	Death or disability	-0-	-0-	-0-	-0-	-0-
	Termination by employee or retirement	-0-	-0-	-0-	-0-	-0-

Notes:

(1) Consists of stock options contractually required per the employee’s respective Employment Agreement to be granted during each calendar year of the term under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the closing market price of the our common stock on the date of grant. For the purpose of this schedule, a NYSE MKT closing price at December 31, 2011 of $0.20 was utilized with an estimated exercise price of $0.22. The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(2) This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under an applicable agreement.

(3) The life insurance benefit represents life insurance paid for by us including the standard coverage.

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Payments On Termination in Connection With a Change in Control - Named Executive Officers

At December 31, 2011, we had employment agreements with Dr. Carter, Mr. Equels and Mr. Bernhardt which entitled them to severance benefits on certain types of employment terminations related to a change in control thereby the term of their respective agreements would automatically be extended for three additional years. Based on their employment agreements, Mr. Dickey, Dr. Cavalli and Mr. Ritz do not have severance benefits resulting from a change in control, but are required to be provided either one month or two weeks’ notice of termination. Dr. Strayer is not covered by an employment agreement and therefore would only receive severance from a change in control as determined by the Compensation Committee in its discretion. Any specific benefits for these four NEO would be determined by the Compensation Committee in its discretion.

The dollar amounts in the chart below assume that change in control termination occurred on January 1, 2012, based on the employment agreements that existed at that time. The actual dollar amounts to be paid can only be determined at the time of the NEO’s separation from Hemispherx based on their prevailing compensation and employment agreements along with any determination by the Compensation Committee in its discretion.

Estimated Benefits on Termination Following a Change in Control — December 31, 2011

The following table shows potential payments to the NEO if their employment terminates following a change in control under contracts, agreements, plans or arrangements at December 31, 2011. The amounts assume a January 1, 2012 termination date regarding base pay and use the closing price of $0.49 on the NYSE MKT for our common stock at that date.

Name	Aggregate Severance Pay ($)		PVSU Acceleration (2) ($)	Early Vesting of Restricted Stock (3) ($)	Early Vesting of Stock Options and SARs (3) ($)	Acceleration and Vesting of Supplemental Award (5) ($)		Welfare Benefits Continuation (6) (7) ($)		Outplacement Assistance ($)	Parachute Tax Gross-up Payment ($)	Total ($)
William A.Carter	7,420,868	(1)	-0-	-0-	-0-	606,045	(4)	918,350	(1)	-0-	-0-	8,945,263
Thomas K. Equels	4.144,000	(1)	-0-	-0-	-0-	363,627	(4)	708,715	(1)	-0-	-0-	5,216,342
Charles Bernhardt	932,400	(1)	-0-	-0-	-0-	-0-		298,646	(1)	-0-	-0-	1,231,046
Robert Dickey	-0-		-0-	-0-	-0-	-0-		-0-		-0-	-0-	-0-
David Strayer	-0-		-0-	-0-	-0-	-0-		-0-		-0-	-0-	-0-
Ralph Cavalli	-0-		-0-	-0-	-0-	-0-		-0-		-0-	-0-	-0-
Ronald Ritz	-0-		-0-	-0-	-0-	-0-		-0-		-0-	-0-	-0-

Notes:

(1) This amount represents the base salary or benefits for remaining term of the NEO’s employment agreement plus a three year extension in the occurrence of termination from a change in control.

(2) This amount represents the payout of all outstanding performance-vesting share units (“PVSU”) awarded on a change in control at the target payout level with each award then pro-rated based on the time elapsed for the applicable three-year performance period.

(3) This amount is the intrinsic value [fair market value on January 1, 2012 ($0.20 per share) minus the per share exercise price] of all unvested stock options for each NEO, including Stock Appreciation Rights (“SAR”). Any option with an exercise price of greater than fair market value was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.

(4) This amount represents the options to be issued annually for the remaining term of the NEO’s employment agreement plus a three year extension in the occurrence of termination from a change in control. The calculation was based on a NYSE MKT closing price for January 1, 2012 of $0.20 with an estimated exercise price of $0.22. The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(5) Any purchase rights represented by the Option not then vested shall, upon a change in control, shall become vested.

(6) This amount represents the employer-paid portion of the premiums for medical, dental, vision, life and disability insurance coverage utilizing the costs as of January 1, 2012.

(7) This amount also includes the estimated cost of Company matching 401(k) contributions of $15,000 per year.

Definition of “Change in Control”. For each agreement, a “Change in Control” is defined generally as any such event that requires a report to the SEC, but includes any of the following:

•	Any person or entity other than Hemispherx, any of our current Directors or Officers or a Trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

33

•	An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock or the sale/transfer of more than 75% of our assets;
•	A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the Directors then in office who were Directors at the beginning of the period; or
•	Execution of an agreement with Hemispherx, which if consummated, would result in any of the above events.

Definition of “Constructive Termination”. A “Constructive Termination” generally includes any of the following actions taken by Hemispherx without the Executive’s written consent following a change in control:

•	Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;
•	Materially reducing the executive’s annual salary or incentive compensation opportunities;
•	Changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;
•	Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or
•	Failing to obtain a satisfactory agreement from any successor to Hemispherx to assume and agree to perform the obligations under the agreement.

However, no constructive termination occurs if the executive:

•	Fails to give us written notice of his intention to claim constructive termination and the basis for that claim at least 10 days in advance of the effective date of the executive’s resignation; or
•	We cure the circumstances giving rise to the constructive termination before the effective date of the executive’s resignation.

Available Information

Our Internet website is www.hemispherx.net and you may find our SEC filings in the “Investor Relations” under “SEC Filings”. We provide access to our filings with the SEC, free of charge through www.sec.gov, as soon as reasonably practicable after filing with the SEC. Our Internet website and the information contained on that website, or accessible from our website, is not intended to be incorporated into this Annual Report on Form 10-K or any other filings we make with the SEC.

Post-Employment Compensation

We have agreements with the following NEO who have benefits upon termination: an employment and an engagement agreement with Dr. William Carter, our Chairman, Chief Executive Officer and Chief Scientific Officer; an employment agreement with Thomas K. Equels, our Executive Vice Chairman, Secretary and General Counsel; and Charles T. Bernhardt, our Chief Financial Officer and Chief Accounting Officer.

The following is a description of post-employment compensation payable to the respective NEO. If a NEO does not have a specific benefit, they will not be mentioned in the subsection. In such event, the NEO does not have any such benefits upon termination unless otherwise required by law.

Termination For Cause

All of our NEO can be terminated for cause. For Dr. Carter, Mr. Equels and Mr. Bernhardt, “Cause” means willful engaging in illegal conduct, gross misconduct or gross violation of the Company’s Code of Ethics and Business Conduct for Officers which is demonstrably and materially injurious to the Company. For purposes of their respective agreements, no act, or failure to act, on employee's part shall be deemed "willful" unless done intentionally by employee and not in good faith and without reasonable belief that employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, employee shall not be deemed to have been terminated for Cause unless and until the Company delivers to the employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to employee and an opportunity for Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, employee was guilty of conduct set forth above and specifying the particulars thereof in detail. In the event that their employment is terminated for Cause, the Company shall pay them, at the time of such termination, only the compensation and benefits otherwise due and payable to them through the last day of their actual employment by the Company.

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Termination Without Cause

Dr. Carter, Mr. Equels and Mr. Bernhardt are each entitled to the compensation and benefits otherwise due and payable to them through the last day of the then current term of their respective agreements. In the event that they are terminated at any time without "Cause" the Company shall pay to them, at the time of such termination, the compensation and benefits otherwise due and payable through the last day of the then current term of their Agreement. However, benefit distributions that are made due to a “separation from service” occurring while they are a Named Executive Officer shall not be made during the first six months following separation from service. Rather, any distribution which would otherwise be paid to them during such period shall be accumulated and paid to them in a lump sum on the first day of the seventh month following the “separation from service”. All subsequent distributions shall be paid in the manner specified.

Death or Disability

Dr. Carter, Mr. Equels and Mr. Bernhardt can be terminated for death or disability. For each, “Disability” means their inability to effectively carry out substantially all of their duties under their agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than 12 months. In the event their employment is terminated due to his death or disability, the Company will pay to each (or their respective estate as the case may be), at the time of such termination, the Base Salary and applicable benefits otherwise due and payable through the last day of the month in which such termination occurs and for an additional 12 month period.

Termination by Officer and Employee

All NEO employment agreements have the right to terminate their respective agreement upon thirty (30) days or less of prior written notice of termination. In such event, Dr. Carter, Mr. Equels and Mr. Bernhardt are specifically entitled to fees due to them through the last day of the month in which such termination occurs and for 12 months thereafter. All others NEO are entitled to the fees due to them through the last day of the month in which such termination occurs.

Change in Control

As an element of their employment agreements, Dr. Carter, Mr. Equels and Mr. Bernhardt are entitled to benefits upon a Change in Control or Constructive Termination that include that any unvested Options immediately vest and the term of their respective employment agreements automatically extend for an additional three years.

Compensation of Directors

Our Compensation, Audit and Corporate Governance and Nomination Committees, consist of Dr. Iraj E. Kiani, Compensation Committee Chair, Dr. William M. Mitchell, Corporate Governance and Nomination Committee Chair, and Richard C. Piani, Audit Committee Chair, all of whom are independent Board of Director members.

In 2011, all Board members received Directors’ fees of $169,950. Hemispherx reimburses Directors for travel expenses incurred in connection with attending board, committee, stockholder and special meetings along with other Company business-related expenses. Hemispherx does not provide retirement benefits or other perquisites to non-employee Directors under any current program.

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All Directors have been granted options to purchase common stock under our Stock Option Plans and/or Warrants to purchase common stock. We believe such compensation and payments are necessary in order for us to attract and retain qualified outside directors. To the extent that share compensation would exceed 1,000,000 shares in the aggregate for the ten year period commencing January 1, 2003, as previously approved by Resolution of the Board of September 9, 2003, shares for share compensation were issued under the our 2007 and 2009 Equity Incentive Plans.

Commencing as of January 1, 2011, with a 3.0% cost of living increase granted, Board member Directors’ fee compensation was increased to an annual retainer of $169,950. Director’s fees will continue to be paid quarterly in cash at the end of each calendar quarter and fee as granted a 3.06% cost of living adjustment for calendar year 2012.

Director Compensation - 2011

Name and Title	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
W. Carter, Chairman, Chief Executive Officer, President & Chief Scientific Officer	169,950		0	143,749	(1)	0	0	1,203,366	(2)	1,517,065
T. Equels, Executive Vice Chairman, Secretary & General Counsel	169,950		0	91,504	(3)	0	0	576,870	(4)	838,324
W. Mitchell, Director (5)	169,950		0	0		0	0	0		169,950
R. Piani, Director (5)	169,950		0	0		0	0	0		169,950
I. Kiani, Director (5)	169,950	(6)	0	0		0	0	0		169,950

Notes:

(1)	Ten year Option to purchase 500,000 shares at $0.41 per share is awarded consistent with Employment Agreement of July 15, 2010. The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).
(2)	Compensation consists of salary and benefits for his role as Chief Executive Officer, President and Chief Scientific Officer in accordance with his Employment Agreements of June 11, 2010 and December 6, 2011 along with the year-end performance bonus for 2010 paid in 2011.
(3)	Ten year Option to purchase 300,000 shares at $0.41 per share awarded consistent with Employment Agreement of June 24, 2011. The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).
(4)	Compensation consists of salary and benefits as General Counsel in accordance with his Employment Agreements June 11, 2010 and December 6, 2011 along with the year-end performance bonus for 2010 paid in 2011.
(5)	Independent Director of the Company.
(6)	Calculation of 2011’s Fees Earned or Paid in Cash does not include Directors fees recently determined to be due to Dr. Iraj E. Kiani. In 2012, it was identified that Dr. Kiani had not been compensated for his service to the Company from his joining of the Board of Directors on May, 1, 2002 through December 31, 2004. Accordingly the Board of Directors has researched this issue, taking into account payments made to other non-employee Directors during that time and as a result, the Company has dispensed in 2012 the following to Dr. Kiani regarding his previously unpaid services:
•	$28,667 for 2002, proportionate to his seven months of service;

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•	$50,000 for 2003;
•	$50,000 for 2004;
•	16,270 shares in Restricted Company Common Stock were distributed as partial payment in May 2012, based on the June 6, 2012 NYSE MKT closing price of $0.26 per share and the $100,000 worth of stock that had been previously distributed to other non-employee Directors for services provided in 2003 and 2004, during which time, the stock traded from $1.83 to $3.47 per share; and
•	368,345 shares of Restricted Company Common Stock were distributed as final payment in August 2012 for services provided in 2003 and 2004 that had previously been paid in stock to non-employee Directors, during which time the stock traded from $1.83 to $3.47 per share, based on the June 6, 2012 NYSE MKT closing price of $0.26 per share.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of July 19, 2012, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;
•	Each of our directors and the Named Executives; and
•	All of our officers and directors as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned		% Of Shares Beneficially Owned
William A. Carter, M.D.	8,748,174	(1)(2)	6.07%
Thomas K. Equels	2,496,640	(5)	1.81%
Richard C. Piani 97 Rue Jeans-Jaures Levaillois-Perret, France 92300	857,420	(3)	*
William M. Mitchell, M.D. Vanderbilt University Department of Pathology Medical Center North 21st and Garland Nashville, TN 37232	716,025	(6)	*
Iraj E. Kiani, N.D., Ph.D. Orange County Immune Institute 18800 Delaware Street Huntingdon Beach, CA 92648	439,541	(7)	*
Charles T. Bernhardt CPA	377,420	(4)	*
David R. Strayer, M.D.	477,681	(8)	*
Wayne Springate	292,421	(9)	*
Robert Dickey, IV	202,500	(10)	*
Ralph C. Cavalli, Ph.D.	60,000	(11)	*
All directors and executive officers as a group (10 persons)	14,667,822		9.94%

* Ownership of less than 1%

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(1)	Includes 7,856,574 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$2.60	167,000	09/07/14
	$2.60	153,000	12/07/14
	$1.75	100,000	04/26/15
	$1.86	465,000	06/30/15
	$2.61	10,000	12/08/15
	$2.87	70,000	12/09/15
	$2.38	300,000	01/01/16
	$3.78	376,650	02/22/16
	$2.00	1,000,000	09/09/17
	$3.50	1,400,000	09/30/17
	$4.00	190,000	02/18/18
	$2.20	1,450,000	09/17/18
	$0.66	500,000	06/11/20
	$2.71	73,728	12/22/20
	$0.41	500,000	07/15/21
	$4.03	10,000	04/13/22
	$0.29	100,000	06/06/22
	$0.31	500,000	06/11/22
Total Options		7,365,378

Total Warrants	$0.51	491,196	02/01/19

(2)	Includes 1,015 shares owned by Dr. Katalin Kovari. Dr. Kovari, our Associate Medical Director, is the spouse of Dr. Carter.

(3)	Includes 428,608 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$2.60	54,608	09/07/14
	$1.75	100,000	04/26/15
	$3.86	50,000	02/24/16
	$2.00	100,000	09/09/17
	$4.00	20,000	02/18/18
	$0.29	100,000	06/06/22
Total Options		424,608

(4)	Includes 200,000 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$0.55	100,000	12/03/20
	$0.31	100,000	12/22/21
Total Options		200,000

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(5)	Includes 1,491,196 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$0.66	300,000	06/11/20
	$0.41	300,000	06/24/21
	$0.29	100,000	06/06/22
	$0.31	300,000	06/11/22
Total Options		1,000,000

WARRANTS
Total Warrants	$0.51	491,196	02/01/19

(6)	Includes 412,000 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$2.60	50,000	09/07/14
	$1.75	100,000	04/26/15
	$3.86	50,000	02/24/16
	$2.00	100,000	09/09/17
	$6.00	12,000	09/17/18
	$0.29	100,000	06/06/22
Total Options		412,000

(7)           Includes 177,000 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$1.75	15,000	04/26/15
	$1.63	12,000	06/30/15
	$3.86	50,000	02/24/16
	$0.29	100,000	06/06/22
Total Options		177,000

(8)	Includes 190,000 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$1.90	10,000	12/07/14
	$2.61	10,000	12/08/15
	$2.20	15,000	11/20/16
	$2.37	20,000	01/23/17
	$2.00	50,000	09/09/17
	$1.30	25,000	12/06/17
	$4.00	50,000	09/18/18
	$4.03	10,000	04/13/22
Total Options		190,000

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(9)	Includes 188,900 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$1.90	1,812	12/07/14
	$2.61	2,088	12/08/15
	$2.20	5,000	11/20/16
	$1.78	20,000	09/09/17
	$1.30	20,000	12/06/17
	$0.55	90,000	05/01/21
	$0.29	50,000	06/06/22
Total Options		188,900

(10)	Includes 200,000 shares issuable or issued upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$2.81	150,000	07/01/19
	$0.29	50,000	06/06/22
Total Options		200,000

(11)	Includes 60,000 shares issuable upon exercise of:

	EXERCISE	NUMBER	EXPIRATION
OPTIONS	PRICE	SHARES	DATE

	$0.66	20,000	06/11/20
	$0.37	40,000	09/15/21
Total Options		60,000

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PROPOSALS TO STOCKHOLDERS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each nominee to the Board of Directors will serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

Unless otherwise specified, the enclosed proxy will be voted in favor of the election of William A. Carter, Richard C. Piani, Thomas K. Equels, William M. Mitchell and Iraj E. Kiani. Information is furnished below with respect to all nominees.

We believe our Board Members represent a desirable diversity of background, skills, education and experiences, and they all share the personal attributes of dedication to be effective directors. In recommending Board candidates, Corporate Governance and Nomination Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a publicly traded company in the current business environment; (2) understanding of our business; and (3) diversity in educational and professional background. The Committee also gives consideration to a candidate’s judgment, competence, dedication and anticipated participation in Board activities along with experience, geographic location and special talents or personal attributes. The following are qualifications, experience and skills for Board members which are important to Hemispherx’s business and its future:

Leadership Experience: We seek directors who have demonstrated strong leadership qualities. Such leaders bring diverse perspectives and broad business insight to our Company. The relevant leadership experience that we seek includes a past or current leadership role in a large or entrepreneurial company, a senior faculty position at a prominent educational institution or a past elected or appointed senior government position.

Industry or Academic Experience: We seek directors who have relevant industry experience, both with respect to the disease areas where we are developing new therapies as well as with the economic and competitive dynamics of pharmaceutical markets, including those in which our drugs will be prescribed.

Scientific, Legal or Regulatory Experience: Given the highly technical and specialized nature of biotechnology, we desire that certain of our directors have advanced degrees, as well as drug development experience. Since we are subject to substantial regulatory oversight, both here and abroad by the FDA and other agencies, we also desire directors who have legal or regulatory experience.

Finance Experience: We believe that our directors should possess an understanding of finance and related reporting processes, particularly given the complex budgets and long timelines associated with drug development programs.

WILLIAM A. CARTER, M.D., 74, the co-inventor of Ampligen®, joined us in 1978, and has served as: (a) our Chief Scientific Officer since May 1989; (b) the Chairman of our Board of Directors since January 1992; (c) our Chief Executive Officer since July 1993; (d) our President from April 1995 to November 2006 and then again December 2011 to present; and (e) a Director since 1987. From 1987 to 1988, Dr. Carter served as our Chairman. Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. Dr. Carter received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as our Chief Executive Officer and Chief Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Neoplastic Diseases at Hahnemann Medical University, a position he held from 1980 to 1998. Dr. Carter served as Professor and Director of Clinical Research for Hahnemann Medical University's Institute for Cancer and Blood Diseases, and as a member of the faculty at Johns Hopkins School of Medicine and the State University of New York at Buffalo. Dr. Carter is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

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WILLIAM A. CARTER, M.D. - Director Qualifications:

•	Leadership Experience – Chairman and CEO of Hemispherx;
•	Industry Experience - Knowledge of new and existing technologies, particularly as they relate to anti-viral and immune therapies;
•	Scientific, Legal or Regulatory Experience - M.D., co-inventor of Ampligen®, leading innovator in the development of interferon-based drugs and expertise in patent development; and
•	Finance Experience – Extensive knowledge of financial markets and successfully completed numerous financing efforts on behalf of Hemispherx.

RICHARD C. PIANI, 85, has been a Director since 1995 and our Lead director since April, 2005. Mr. Piani has been employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a billion dollar scientific and educational complex. Mr. Piani provided consulting to us in 1993, with respect to general business strategies for our European operations and markets. Mr. Piani served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993. Previously Mr. Piani was a Professor of International Strategy at Paris Dauphine University from 1984 to 1993. From 1979 to 1985, Mr. Piani served as Group Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 he was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products. Mr. Piani has a Law degree from Faculte de Droit, Paris Sorbonne and a Business Administration degree from Ecole des Hautes Etudes Commerciales, Paris.

RICHARD C. PIANI - Director Qualifications:

•	Leadership Experience – Chairman of Industrielle du Batiment-Morin, Chairman and CEO of Societe "La Cellophane";
•	Industry Experience - Rhone-Poulenc (now Sanofi Aventis);
•	Scientific, Legal or Regulatory Experience – Law degree, delegate for Industry to the City of Science and Industry; and
•	Finance Experience – over 40 years of diverse international business experience.

THOMAS K. EQUELS, Esq., 60, has been a Director since 2008 and presently serves as our Executive Vice Chairman, Secretary and General Counsel and Litigation Counsel. Mr. Equels is the President and Managing Director of the Equels Law Firm based in Miami Florida that focuses on litigation. For over a quarter century, Mr. Equels has represented national and state governments as well as companies in the banking, insurance, aviation, pharmaceutical and construction industries. Mr. Equels received his Juris Doctor degree with high honors from Florida State University. He is a summa cum laude graduate of Troy University and also obtained his Masters' Degree from Troy. He is a member of the Florida Bar Association and the American Bar Association.

THOMAS K. EQUELS, Esq. - Director Qualifications:

•	Leadership Experience – President, Managing Director of Equels Law Firm;
•	Industry Experience –legal counsel to Hemispherx; and
•	Scientific, Legal or Regulatory Experience - Law degree with over 25 years as a practicing attorney specializing in litigation.

WILLIAM M. MITCHELL, M.D., Ph.D., 77, has been a Director since July 1998. Dr. Mitchell is a Professor of Pathology, Microbiology and Immunology at Vanderbilt University School of Medicine and is a board certified physician. Dr. Mitchell earned a M.D. from Vanderbilt and a Ph.D. from Johns Hopkins University, where he served as House Officer in Internal Medicine, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts that relate to viruses, anti-viral drugs, immune responses to HIV infection, and other biomedical topics. Dr. Mitchell has worked for and with many professional societies that have included the American Society of Investigative Pathology, the International Society for Antiviral Research, the American Society of Biochemistry and Molecular Biology and the American Society of Microbiology. Dr. Mitchell is a member of the American Medical Association. He has served on numerous government review committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as one of our Directors from 1987 to 1989.

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WILLIAM M. MITCHELL, M.D., Ph.D. - Director Qualifications:

•	Leadership Experience – Professor at Vanderbilt University School of Medicine. He is a member of the Board of Directors for Chronix Biomedical and is Chairman of its Medical Advisory Board. Additionally, he has served on multiple governmental review committees of the National Institutes of Health, Centers for Disease Control and Prevention and for the European Union, including key roles as Chairman;
•	Academic and Industry Experience – Well published medical researcher with extensive investigative experience on virus and immunology issues relevant to the scientific business of Hemispherx along with being a Director of an entrepreneurial diagnostic company (Chronix Biomedical) that is involved in next generation DNA sequencing for medical diagnostics; and
•	Scientific, Legal or Regulatory Experience - M.D., Ph.D. and professor at a top ranked school of medicine, and inventor of record on numerous U.S. and international patents who is experienced in regulatory affairs through filings with the FDA.

IRAJ E. KIANI, N.D., Ph.D., 66, was appointed to the Board of Directors on May 1, 2002. Dr. Kiani is a citizen of the United States and England and resides in Newport Beach, California. Dr. Kiani served in various local government positions including the Mayor and Governor of Yasoug, Capital of Boyerahmand, Iran. In early 1980, Dr. Kiani moved to England, where he established and managed several trading companies over a period of some 20 years. Dr. Kiani is a planning and logistic specialist who is now applying his knowledge and experience to build a worldwide immunology network, which will use our proprietary technology. Dr. Kiani received his Ph.D. degree from the University of Ferdosi in Iran, and his ND from American University.

IRAJ E. KIANI, N.D., Ph.D. - Director Qualifications:

•	Leadership Experience – former Mayor and Governor of Yasoi in Iran;
•	Industry Experience – Broad international network and contacts within the field of immunology;
•	Scientific, Legal or Regulatory Experience – N.D. and Ph.D. with trading company management experience; and
•	Finance Experience – over 30 years of international business experience.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL FIVE OF THE ABOVE-NAMED NOMINEE DIRECTORS OF HEMISPHERX.

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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of McGladrey LLP (“McGladrey” and formerly known as McGladrey & Pullen, LLP) as independent registered public accountants of Hemispherx for the fiscal year ending December 31, 2012 subject to ratification by the stockholders. McGladrey has served as Hemispherx’s independent registered public accountant since November 2006.

All audit and professional services are approved in advance by the Audit Committee to assure such services do not impair the auditor’s independence from us. The total fees by McGladrey & Pullen, LLP (“McGladrey”) for 2011 and 2010 were $274,750 and $304,000, respectively. The following table shows the aggregate fees for professional services rendered during the year ended December 31, 2011 and 2010:

	Amount ($)
Description of Fees	2011	2010*
Audit Fees	$268,250	$270,000
Audit-Related Fees	6,500	34,000
Tax Fees	0	0
All Other Fees	0	0
Total	$274,750	$304,000

* Includes fees related to the restatement of our audited financial statements for the fiscal year ended December 31, 2009 and 2010 quarterly unaudited financial statements.

Audit Fees

Represents fees for professional services provided for the audit of our annual financial statements, audit of the effectiveness of internal control over financial reporting, services that are performed to comply with generally accepted auditing standards, and review of our financial statements included in our quarterly reports and services in connection with statutory and regulatory filings.

Audit-Related Fees

Represents the fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements.

The Audit Committee has determined that McGladrey’s rendering of these audit-related services was compatible with maintaining auditor’s independence. The Board of Directors considered McGladrey to be well qualified to serve as our independent public accountants. The Committee also pre-approved the charges for services performed in 2011 and 2010.

The Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A (i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

Representative(s) of McGladrey will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

 THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

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PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers (“NEOs”), as we have described at length in the “Compensation Discussion and Analysis” section of this proxy statement. While this vote is advisory and not binding on our Company relating to the compensation of our NEOs that almost entirely are contractually committed with generally no opportunity to revisit these prior decisions, your vote will provide investor sentiment to our Compensation Committee regarding our executive compensation philosophy, policies and practices. As a result of the vote, the Committee will be able to consider this sentiment when determining future executive compensation. For information on our 2012 executive compensation program, please see the “EXECUTIVE COMPENSATION” section.

Results of Prior Stockholder Advisory Vote on Executive Compensation

At the 2010 and 2011 Annual Meetings of Stockholders, Stockholders did not approve the annual, non-binding “say-on-pay” advisory vote on Executive Compensation. Comparable to the vote at the 2010 Annual Meeting, there was very little stockholder voting on this resolution at the 2011 meeting. In 2011, only 20.7% of the outstanding shares voted on this proposal. In addition, 44.1% of the votes cast were in favor of executive compensation, while 37.0% of the votes cast were against and 18.9% of the votes cast abstained. With 2010 and 2011 advisory votes taking place approximately seven months apart, it is our understanding that shareholder base has remained consistent with approximately 40% of the shares held in Europe and the majority of our stock held in the United States owned by non-institutional investors.

Our Compensation Committee reviewed its executive compensation policies to take into account the results of the most recent say-on-pay advisory vote. As a result, the Compensation Committee:

•	Developed Company-wide goals and objectives with the intent to increase Stockholder value, enhance the “pay for performance” concept, attempt to address the needs of patients and enhance financial factors such as raising capital, reestablishing revenue streams, cost containment and/or improving the results of operations;
•	Attempted to reinforce a Pay for Performance environment for the Executive Team with emphasis of sharing the economic goals of the Stockholders;
•	Reviewed the Executive Team’s Company-wide goals and individuals specific goals in relation to each job performance for a given year. In its review of each member of the Executive Team, the Committee utilized a weighted-average rating process regarding the goals and responsibilities specific to each individual as well as their contribution in meeting corporate goals;
•	Reviewed peer group financial data of comparable publicly-traded companies for 2009 and 2010 with emphasis on a comparison of executive compensation as a factor to various Balance Sheet ratios to determine reasonableness to the respective companies;
•	Considered the change in the market value of the Company’s stock during the year in relation to Management’s efforts and ability to impact the results;
•	Mandated that the standard terms of future employee options issued by the Company require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options will expire; and
•	Adopted a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to Executive compensation are to attract and retain the most talented and dedicated Executives possible that can undertake multiple roles within our organization, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align Executives' incentives with stockholder value creation. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of Executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional products and the performance of our common stock price. The Compensation Committee evaluates individual Executive performance with the goal of setting compensation at levels the Committee believes are comparable with Executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals.

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Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals. The elements include:

•	Base salary (impacted by cost of living adjustments);
•	Variable compensation consisting of a cash bonus based upon individual and overall Company performance;
•	Performance incentive bonus based on the accomplishment of Company sales milestones;
•	Long-term bonus incentive programs consisting of the Employee Bonus Pool Program. For the years ended 2009, 2010 and 2011, we paid no compensation related to any long-term bonus incentive program;
•	Stock option grants with exercise prices set in excess of fair market value at the time of grant and, effective December 2011, not vesting sooner than one year from the date of issuance; and
•	Adoption of a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

Your vote is requested. We believe that the information we’ve provided within the “EXECUTIVE COMPENSATION” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure Management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, the Board of Directors recommends that stockholders approve the program by approving the following advisory resolution:

RESOLVED, that the stockholders of Hemispherx Biopharma, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Hemispherx Biopharma, Inc. Proxy Statement pursuant to the compensation disclosure rules of the SEC, including Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the EXECUTIVE COMPENSATION section of this proxy statement).

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

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PROPOSAL NO. 4

AUTHORIZATION TO PERMIT THE BOARD OF DIRECTORS TO ALLOCATE AND

UTILIZE UP TO 75,000,000 SHARES OF COMMON STOCK FOR FUNDRAISING PURPOSES

TO ENHANCE FINANCIAL FLEXIBILITY

Hemispherx Biopharma, Inc.’s Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 350,000,000 shares, but limits the purposes for which 150,000,000 authorized shares (the “Restricted Shares”) may be utilized. Specifically, without stockholder approval, the Board of Directors cannot issue (or reserve for issuance) any of the Restricted Shares where such issuance would not be primarily in connection with strategic transactions or other non-fundraising purpose that met certain significant criteria.

In the event that the issuance of any Restricted Shares for a purpose prohibited by the above mentioned limitations are in the Company’s best interests, our Board is required to seek stockholder approval before we could use such shares for that purpose. Our Board is required to specify to stockholders the use of proceeds for the sale of such shares, why the use of the shares for that purpose is necessary and the number of authorized shares that would be needed. Such use of additional authorized shares requires the approval by the affirmative vote of a majority of the shares represented and voting at a meeting for such purposes at which a quorum is present.

Pursuant to such authority, our Board of Directors is requesting that stockholders permit it to issue up to 75 million of these Restricted Shares in capital raising transactions.

Why up to 75,000,000 of the Restricted Shares should be permitted to be issued in Capital Raising Transactions and Use of Proceeds?

Ampligen® is the Company’s experimental drug currently undergoing clinical development for the treatment of Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a devastating and complex disorder characterized by incapacitating fatigue with profound exhaustion and extremely poor stamina, sleep difficulties along with problems of concentration and short-term memory. It is estimated that 1 to 4 million adults suffer from CFS in the US alone. Ampligen® represents the first drug in the class of large (macromolecular) RNA (nucleic acid) molecules to apply for New Drug Application (“NDA”) review. Over 1,000 patients have participated in the Ampligen® clinical trials representing the administration of more than 90,000 doses of this experimental therapy.

In June, 2012, we met with representatives of the U.S. Food and Drug Administration (the “FDA”). At that meeting, the FDA agreed to accept, for review, new analyses of data from our AMP-516 Phase III Clinical Trial in support of our NDA for Ampligen®. If found sufficient to support approval of the drug, these new analyses will be in lieu of an additional confirmatory Phase III study called for in the FDA’s November 25, 2009 Complete Response Letter. The FDA has advised us that whether the new analyses provide adequate evidence of Ampligen®’s efficacy in treating ME/CFS will ultimately be a review issue, and there can be no assurance the FDA will conclude the data are adequate to support approval of the Ampligen® NDA. We submitted the complete response on July 31, 2012 in support of Ampligen®’s NDA for CFS. The FDA subsequently notified us that it considers this submission as a complete response and that the user fee goal date, the date by which the FDA will attempt to make a decision, is February 2, 2013.

The FDA’s agreement to review the resubmission does not commit the Agency to approve Ampligen® nor does it guarantee that our New Brunswick manufacturing facility will pass the required pre-approval inspection for Ampligen®’s manufacture. Nonetheless, as a result of this meeting, we believe it is necessary and appropriate to plan for success so that if FDA approval is granted, we can get Ampligen® to CFS sufferers as quickly as possible.

In light of these developments, Hemispherx has been evaluating its financial position. As of June 30, 2012, we had approximately $28 million in cash, cash equivalents and marketable securities, but are only halfway through the $7.2 million upgrade of the Alferon N Injection® manufacturing facility and must also prepare for Ampligen® pre-approval inspections which will entail a variety of additional expenditures. We are currently limited to approximately 32,000,000 shares that can be used for fundraising purposes. We need the ability to raise funds from the sale of additional shares which currently are restricted, as discussed above.

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The Board believes it is appropriate to have further financial flexibility in how it moves its business forward. Over the near term, Hemispherx is incurring costs to upgrade the Alferon N Injection® manufacturing facility and to prepare for the pre-approval inspections of the Ampligen® facility. As a result of the FDA's review of our complete response submission, we may then be required to spend additional monies on new preclinical or clinical studies in order to gain approval for Ampligen®. If the FDA were to approve Ampligen®, we will need working capital to build and then maintain sufficient inventory in order to meet anticipated demand. Also, in addition to pursuing partnering opportunities for Ampligen®, it may be appropriate for the Company to establish its own sales and marketing capability as well as consider the expansion of our manufacturing capacity. With regard to Alferon N Injection®, once manufacturing resumes in its expanded facility, we believe that various investment opportunities to possibly pursue other disease areas or geographic regions will present themselves. Here again there will be a need to build and maintain sufficient inventory to meet anticipated demand requiring working capital to procure raw materials, supplies and other items for our New Brunswick manufacturing facility, as well as to pay outside contractors for necessary services, for example, Final Fill and Finish operations. Therefore, having more common stock available for fundraising purposes would allow us to get our manufacturing facility into FDA compliance and up and running, support any additional costs necessary to gain FDA approval for Ampligen®, provide additional working capital and money for capital expenditures, repay borrowings made in connection with our New Brunswick manufacturing facility enhancement project as well as to potentially establish our own sales and marketing capability and expand our manufacturing capacity. Any or all of these potential uses of proceeds (the “Potential Uses of Proceeds") would be incorporated into a final plan that would be approved by the Board of Directors. If Stockholders approve Proposal No. 4, the Company will use proceeds from the sale of any of these shares in capital raising transactions only for the Potential Use of Proceeds listed above.

As a result, the Board has recommended that it is in the best interests of the Company and its stockholders to have the existing limitations and restrictions removed on 75 million of the Restricted Shares so that these shares could be used for fundraising purposes for the Potential Uses of Proceeds described above.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL.

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GENERAL

Unless contrary instructions are indicated on the Proxy Statement, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of all Directors nominated, FOR Proposal No. 2, FOR Proposal No. 3, and FOR Proposal No. 4.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 660, Philadelphia, Pennsylvania 19103. You can also get copies of our filings made with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, by visiting http://www.hemisperx.net and located under the tab entitled “Investor Relations”, which provides a link at http://investing.money.msn.com/investments/sec-filings?symbol=HEB or the SEC’s web site at http://www.sec.gov/edgar.shtml for a record of SEC filings.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

By Order of the Board of Directors,
Thomas K. Equels, Secretary

Philadelphia, Pennsylvania
August 27, 2012

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Hemispherx Biopharma, Inc.

VOTE BY INTERNET OR TELEPHONE

Q U I C K «««EASY «««IMMEDIATE

As a stockholder of Hemispherx Biopharma, Inc., you have the option of voting your shares electronically, through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on September 17, 2012.

☐	☐	☐

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.				PROXY	Please mark your votes like this ☐

1. Proposal No. 1 – Election of Directors.		FOR all Nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left	2. Proposal No. 2 – Ratification of the selection of McGladrey LLP, as independent auditors of Hemispherx Biopharma, Inc. for the year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:	(01) William A. Carter (02) Richard C. Piani (03) Thomas K. Equels (04) William M. Mitchell (05) Iraj E. Kiani	☐	☐

 3. Proposal No. 3 - Approval, by non-binding vote, of executive compensation.

4.  Proposal No. 4 – Permitting the Board of Directors to allocate and utilize up to 75,000,000 shares of common stock for fundraising purposes to enhance financial flexibility.

					FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
In their discretion, the proxies are authorized to vote upon such other busi- ness as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2012

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

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▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

HEMISPHERX BIOPHARMA, INC.
ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 18, 2012

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Carter and Thomas K. Equals and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia, Pennsylvania 19103, on Tuesday, September 18, 2012, at 10:00 a.m. local time and at any adjournment thereof, and to vote all of the shares of common stock of Hemispherx Biopharma, Inc. the undersigned would be entitled to vote if personally present, upon the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD RECOMMENDS A VOTE “FOR” ALL DIRECTORS, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3 AND “FOR” PROPOSAL NO. 4. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF WILLIAM A. CARTER, RICHARD C. PIANI, THOMAS K. EQUELS, WILLIAM A. MITCHELL AND IRAJ E. KIANI AS DIRECTORS,

FOR PROPOSAL NO. 2.

FOR PROPOSAL NO. 3.

FOR PROPOSAL NO. 4.

AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(Continued, and to be marked, dated and signed, on the other side)

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